UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☑	Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

CEB Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

	(1)	Amount previously paid:

	(2)	Form, schedule or registration statement no.:

	(3)	Filing party:

	(4)	Date filed:

CEB Inc.

1919 North Lynn Street

Arlington, VA 22209

(571) 303-6956

Dear Stockholder:

On behalf of the Board of Directors and management, I invite you to attend the Annual Meeting of Stockholders of CEB Inc. (“Company” or “CEB”) to be held at our headquarters at 1919 North Lynn Street, Arlington, VA 22209 on June 13, 2016 at 10:00 a.m. local time.

The notice of annual meeting and proxy statement accompanying this letter describes the specific business to be acted upon at the meeting.

We are pleased to take advantage of the Securities and Exchange Commission rules that allow companies to furnish proxy materials over the Internet. We believe these rules allow our stockholders to obtain the information they need, while lowering the costs of delivery and reducing the environmental impact of our Annual Meeting.

Your vote is important, whether or not you attend the meeting in person. You are requested to promptly vote and submit your proxy over the Internet, by telephone, or, if you received paper copies of these materials, by completing, signing, dating, and returning the enclosed proxy card. If you do not specify a choice on one of the proposals described in this proxy statement, your proxy will be voted as recommended by the Board of Directors. If you hold your shares through an account with a brokerage firm or other nominee or fiduciary such as a bank, please follow the instructions you receive from such brokerage firm or other nominee or fiduciary to vote your shares.

If you plan to attend the meeting in person, you will be asked to present valid picture identification. Cameras, recording devices, and other electronic devices will not be permitted at the meeting.

Sincerely,

Thomas L. Monahan III
Chairman and Chief Executive Officer

CEB Inc.

1919 North Lynn Street

Arlington, VA 22209

(571) 303-6956

NOTICE OF 2016 ANNUAL MEETING OF STOCKHOLDERS

May 2, 2016

Dear Stockholder:

At the annual meeting, we will ask you to:

1.	Elect as directors the nominees named in the proxy statement;
2.	Ratify the retention of Ernst & Young LLP as our independent registered public accounting firm for the year ended December 31, 2016;
3.	Hold an advisory vote to approve the compensation of the named executive officers; and
4.	Transact any other business that may properly come before the meeting (or any adjournment of the meeting).

The Board of Directors unanimously recommends a vote FOR the election of each of the nominees for director named in the proxy statement; FOR the ratification of the retention of Ernst & Young LLP as our independent registered public accounting firm for the year ended December 31, 2016; and FOR the approval of the compensation of our named executive officers.

Stockholders of record at the close of business on April 20, 2016, will be entitled to notice of and to vote at the 2016 Annual Meeting and any adjournment or postponement of the meeting.

By Order of the Board of Directors,

Sincerely,

Pamela J. Auerbach
Corporate Secretary

YOUR VOTE AT THE ANNUAL MEETING IS IMPORTANT

Please vote as promptly as possible even if you plan to attend the meeting. We encourage you to vote over the Internet, by telephone, or by mail. For information on how to vote your shares, please see the instruction form from your broker or other fiduciary, as applicable, as well as Information About the 2016 Annual Meeting and Voting in the proxy statement accompanying this notice. If you have questions about voting your shares, please contact our corporate secretary at CEB Inc., 1919 North Lynn Street, Arlington, VA 22209, telephone number (571) 303-6824. If you decide to change your vote, you may revoke your proxy in the manner described in the attached proxy statement at any time before it is voted.

THE PROXY STATEMENT AND ANNUAL REPORT TO STOCKHOLDERS ARE AVAILABLE AT

www.edocumentview.com/ceb

PROXY STATEMENT FOR ANNUAL MEETING

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 13, 2016:

THE PROXY STATEMENT AND ANNUAL REPORT TO STOCKHOLDERS ARE AVAILABLE AT: www.edocumentview.com/ceb. STOCKHOLDERS CAN REQUEST A COPY OF THE PROXY STATEMENT, ANNUAL REPORT, AND FORM OF PROXY FOR THIS MEETING AND FUTURE MEETINGS BY CALLING 1-877-587-8403 OR SENDING AN EMAIL TO JCONNOR@CEBGLOBAL.COM.

This proxy statement provides information that you should read before you vote on the proposals that will be presented to you at the 2016 Annual Meeting of Stockholders of CEB Inc. The 2016 Annual Meeting will be held on June 13, 2016, at 10:00 a.m. local time, at the principal executive offices of CEB Inc., located at 1919 North Lynn Street, Arlington, VA 22209.

On or about May 2, 2016, we mailed a Notice of Internet Availability of Proxy Materials containing instructions on how to access our 2016 Proxy Statement and Annual Report and vote online. For further information on how to vote your shares of our common stock, see the information under Information About the 2016 Annual Meeting and Voting in this proxy statement, the instructions included on the Notice of Internet Availability of Proxy Materials, or the instruction form you receive from your broker or other fiduciary. Stockholders who, according to our records, owned shares of the Company’s common stock at the close of business on April 20, 2016, will be entitled to vote at the 2016 Annual Meeting.

If you would like to attend the meeting and vote in person, please send an email to jconnor@cebglobal.com and directions will be provided to you.

Information About the 2016 Annual Meeting and Voting

Why am I receiving these proxy materials?

The Board of Directors (“Board”) of CEB Inc. (“Company” or “CEB”) is asking for your proxy for use at the 2016 Annual Meeting of Stockholders (“meeting”) of the Company, to be held at our principal executive offices at 1919 North Lynn Street, Arlington, VA 22209 on June 13, 2016, at 10:00 a.m. local time, and at any adjournment or postponement of the meeting. As a stockholder, you are invited to attend the meeting and are entitled to and requested to vote on the items of business described in this proxy statement.

Who is soliciting my vote?

The Board of Directors of the Company is soliciting your vote.

When were the enclosed solicitation materials first given to stockholders?

We mailed to stockholders of the Company a Notice of Internet Availability of Proxy Materials containing instructions on how to access our 2016 Proxy Statement and Annual Report and vote online on or about May 2, 2016.

What is the purpose of the meeting?

You will be voting on:

•	election as directors of the nominees named in the proxy statement;
•	ratification of the retention of Ernst & Young LLP as our independent registered public accounting firm for the year ended December 31, 2016;
•	approval, in an advisory vote, of the compensation of the named executive officers as disclosed in this proxy statement; and
•	other business that is properly presented at the meeting.

What are the Board’s recommendations?

The Board recommends a vote:

•	FOR election of the director nominees named in this proxy statement;
•	FOR ratification of the retention of Ernst & Young LLP as our independent registered public accounting firm for the year ended December 31, 2016; and
•	FOR approval, in an advisory vote, of the compensation of the named executive officers as disclosed in this proxy statement.

Who is entitled to vote at the meeting and how many votes do they have?

Only holders of record of our common stock at the close of business on April 20, 2016 (“record date”) will be entitled to vote at the meeting. Each share has one vote. There were 32,162,106 shares of common stock outstanding on the record date.

What is a quorum of stockholders?

If a majority of the shares outstanding and entitled to vote on the record date are present, either in person or by proxy, we will have a quorum at the meeting. Any shares represented by proxies that are marked FOR, AGAINST, or ABSTAIN from voting on a proposal will be counted as present in determining whether we have a quorum. If a broker, bank, custodian, nominee, or other record holder of our common stock indicates on a proxy card that it does not have discretionary authority to vote certain shares on a particular matter, and if it has not received instructions from the beneficial owners of such shares as to how to vote on such matters, the shares held by that record holder will not be voted on such matter (referred to as “broker non-votes”) but will be counted as present for purposes of determining whether we have a quorum. Since there were 32,162,106 shares of common stock outstanding on April 20, 2016, the presence of holders of 16,081,054 shares will represent a quorum. We must have a quorum to conduct the meeting.

How many votes does it take to pass each matter?

If a quorum is present at the meeting, the approval of each proposal requires the number of votes described below:

•

Each of the nine nominees for election as directors of the Company will be elected if he or she receives a majority of votes cast with respect to his or her election. This means that the number of votes cast FOR such nominee’s election must exceed the votes cast AGAINST such nominee’s election (with abstentions and broker non-votes not counted as votes cast either for or against such nominee’s election).

•

Ratification of the retention of Ernst & Young LLP as our independent registered public accounting firm for the year ended December 31, 2016 requires that a majority of the votes cast at the meeting (either in person or by proxy) be voted FOR this proposal.

•

Approval of a resolution approving the compensation of our named executive officers as disclosed in this proxy statement is an advisory (non-binding) vote; however, we value the opinions of our stockholders and will take into account the outcome of this vote in considering future compensation arrangements.

Who can attend the meeting?

All stockholders as of April 20, 2016, or their duly appointed proxies, may attend the meeting.

What do I need to attend the meeting?

In order to be admitted to the meeting, a stockholder must present proof of ownership of Company stock on the record date. If your shares are held in the name of a broker, bank, custodian, nominee, or other record holder (“street name”), you must obtain a proxy, executed in your favor, from the holder of record (that is, your broker, bank, custodian, or nominee) to be able to vote at the meeting. You will also be required to present a form of photo identification, such as a driver’s license.

What is a proxy?

A proxy is another person you authorize to vote on your behalf. We ask stockholders to instruct the proxy how to vote so that all common shares may be voted at the meeting even if the holders do not attend the meeting.

How are abstentions and broker non-votes treated?

Abstentions and broker non-votes count for purposes of determining the presence of a quorum. Abstentions and broker non-votes will not be counted as votes cast either FOR or AGAINST any of the proposals being presented to stockholders at this Annual Meeting and will have no impact on the result of the vote on these proposals.

How do I vote?

On or about May 2, 2016, we mailed a Notice of Internet Availability of Proxy Materials, which contained instructions on how to vote via a toll-free telephone number or over the Internet. If you received a paper copy of the 2016 Proxy Statement and Annual Report by mail, you may submit your proxy by completing, signing, dating and mailing your proxy card in the accompanying pre-addressed envelope. YOUR PROXY CARD WILL BE VALID ONLY IF YOU COMPLETE, SIGN, DATE, AND RETURN IT BEFORE THE MEETING DATE.

How will my proxy vote my shares?

If your vote is properly completed, whether you vote by the Internet, telephone or through a proxy card, and if it is not revoked, before the meeting, your shares will be voted at the meeting according to the instructions indicated. If you sign and return your proxy card, but do not give any voting instructions, your shares will be voted FOR the election of each of the director nominees listed in Proposal 1, FOR ratification of the retention of Ernst & Young LLP as our independent registered public accounting firm in Proposal 2, and FOR the approval of the compensation of our named executive officers in Proposal 3. To our knowledge, no other matters will be presented at the meeting. However, if any other matters of business are properly presented, the proxy holders named on the proxy card are authorized to vote the shares represented by proxies according to their judgment.

If my shares are held in “street name” by my broker, will my broker vote my shares for me?

If your shares are held in a brokerage account, you will receive from your broker a Notice of Internet Availability of Proxy Materials containing voting instructions on how to access our proxy materials and how to vote your shares on the Internet or by telephone. Brokerage firms have the authority under New York Stock Exchange (“NYSE”) rules to vote their clients’ unvoted shares on certain routine matters. The matter covered by Proposal 2 (ratification of independent registered public accounting firm) is considered a routine matter under the rules of the NYSE. Therefore, if you do not vote on this proposal, your brokerage firm may choose to vote for you or leave your shares unvoted on this proposal.

NYSE rules, however, do not permit brokerage firms to vote their clients’ unvoted shares in the election of directors (Proposal 1) or the advisory vote to approve the compensation of our named executive officers (Proposal 3). Therefore, if you do not vote on Proposals 1 or 3, your shares will remain unvoted on those proposals. We urge you to provide voting instructions to your brokerage firm so that your vote will be cast on those proposals.

What does it mean if I receive more than one proxy card or instruction form?

If you receive more than one proxy card or instruction form, it means that you have multiple accounts with our transfer agent and/or a broker or other nominee or fiduciary or you may hold your shares in different ways or in multiple names (e.g., joint tenancy, trusts, and custodial accounts). Please vote all of your shares.

How do I revoke my proxy and change my vote prior to the meeting?

You may change your vote at any time before voting takes place at the meeting. You may change your vote in one of five ways:

•

You may deliver another proxy card to CEB Inc., ATTN: Corporate Secretary, 1919 North Lynn Street, Arlington, VA 22209, with a written notice dated later than the proxy you want to revoke stating that the proxy is revoked.

•	You may complete and send in another proxy card or voting instruction form with a later date.
•	You may vote again over the Internet or by telephone prior to 1:00 a.m., EDT, on June 13, 2016.
•	You may attend the meeting and vote in person.
•

For shares you hold beneficially or in “street name,” you may change your vote by submitting a later dated voting instruction form to your broker or other nominee or fiduciary, or if you obtained a legal proxy form giving you the right to vote your shares, or by attending the meeting and voting in person.

Who pays for the proxy solicitation and how will the Company solicit votes?

We will pay the costs of preparing, printing, and mailing the notice of Annual Meeting of Stockholders, this proxy statement, the proxy card, and our 2015 Annual Report. We will also reimburse brokerage firms and others for reasonable expenses incurred by them in connection with their forwarding of proxy solicitation materials to beneficial owners. The solicitation of proxies will be conducted primarily by mail, but may also include telephone, facsimile, or oral communications by directors, officers, or regular employees of the Company acting without special compensation.

Proposals to be Presented at the Annual Meeting

We will present three proposals at the meeting. We have described in this proxy statement all of the proposals that we expect will be made at the meeting. If any other proposal is properly presented at the meeting, we will, to the extent permitted by applicable law, use your proxy to vote your shares of common stock on such proposal in our best judgment.

PROPOSAL 1 — ELECTION OF DIRECTORS

Our Board currently consists of nine members. The Nominating and Corporate Governance Committee has recommended for election to the Board each of the nine current directors. The Board has unanimously approved the recommended slate.

A nominee must receive more votes cast FOR his or her election than votes cast AGAINST his or her election in order to be elected as a director of the Company at the Annual Meeting. Abstentions and “broker non-votes” are not counted as votes cast either FOR or AGAINST a nominee’s election. Any incumbent director who does not receive a majority of votes cast will be subject to our resignation policy, which is described below in this proxy statement under the heading Corporate Governance Matters – Director Resignation Policy.

The following table shows the Company’s nominees for election to the Board. Each nominee, if elected, will serve until the next Annual Meeting of Stockholders and until his or her successor is named and qualified, or until his or her earlier resignation or removal. We have no reason to believe that any of the nominees are unable to or will decline to serve as a director if elected.

Name of Director/Nominee	Age	Principal Occupation	Director Since
Thomas L. Monahan III	49	Chairman and Chief Executive Officer of the Company	2001
Gregor S. Bailar	53	Former Chief Information Officer of Capital One Financial Corporation	2007
Stephen M. Carter	62	Retired Chief Executive Officer and President of Superior Essex, Inc.	2007
Gordon J. Coburn	52	President of Cognizant Technology Solutions Corporation	2007
Kathleen A. Corbet	56	Founder and Principal of Cross Ridge Capital, LLC	2016
L. Kevin Cox	52	Chief Human Resources Officer of American Express Company	2010
Daniel O. Leemon	62	Retired Executive Vice President and Chief Strategy Officer of Charles Schwab Corporation	2003
Stacey S. Rauch	58	Director Emeritus of McKinsey & Company	2014
Jeffrey R. Tarr	53	CEO and President of DigitalGlobe, Inc.	2010

The Nominating and Corporate Governance Committee and the Board seek, and the Board is comprised of, individuals whose characteristics, skills, expertise, and experience complement those of other Board members. We have set out below biographical and professional information about each of the nominees, along with a brief discussion of the experience, qualifications, and skills that the Board considered important in concluding that the individual should serve as a current director and as a nominee for re-election as a member of our Board.

Thomas L. Monahan III has been chairman of the Board since 2008, chief executive officer (“CEO”) since 2005, a director since 2001, and a member of the Company’s leadership team since 1999. From 2001 until 2005, Mr. Monahan served as the Company’s general manager, Corporate Practice; from 1998 until 2001, Mr. Monahan served as executive director, Research; and from 1996 until 1997, Mr. Monahan served in similar capacities with The Advisory Board Company, from which the Company spun-off in 1998. Prior to 1996, Mr. Monahan served as a senior consultant for the Deloitte & Touche Consulting Group, a director at the Committee for Economic Development, and a staff consultant at Andersen Consulting. Mr. Monahan also serves as a director of Convergys Corporation, a global relationship management company, where he serves as a member of both the governance and nominating committee and the compensation and benefits committee. Mr. Monahan received a B.A. from Harvard University and an M.B.A. from New York University. The Board selected Mr. Monahan because of the breadth of his knowledge and experience in all aspects of the Company’s activities, including its products and services, customers, operations, strategic interests, and sales and marketing efforts; his role currently as the CEO and formerly in key management positions at the Company; and his nearly ten years of experience in the consulting and information services fields prior to joining the Company.

Gregor S. Bailar has been a director since 2007. Since 2007, Mr. Bailar has been an independent investor, advisor, and philanthropist. From 2001 until 2007, Mr. Bailar was the chief information officer of Capital One Financial Corporation (“Capital One”), a global financial services company, where he was responsible for that company’s technology activities. Prior to joining Capital One, Mr. Bailar served as chief information officer and executive vice president for Operations and Technology for the National Association of Securities Dealers/The NASDAQ Stock Market, from 1998 until 2001. Mr. Bailar served as a director for Endurance Specialty Holdings, Inc. and as a director and member of the audit committee of Digitas, Inc., until its acquisition by Publicis Groupe in 2007. Mr. Bailar received a degree in electrical engineering and computer science from Dartmouth College. The Board selected Mr. Bailar because of his robust knowledge and experience in information technology innovation over his years as an operating executive, as well as his experience in enterprise risk management and audit committee matters.

Stephen M. Carter has been a director since 2007. Mr. Carter was the CEO and a director of Superior Essex Inc., a global wire and cable manufacturer, from 2003 until 2013, and president from 2004 until his retirement in 2013. From 1998 until 2000, Mr. Carter was president and CEO of SBC Wireless, and upon its formation, in 2000 until the end of 2002, president and CEO of Cingular Wireless, a provider of network wireless services. Previously, Mr. Carter served in various positions with SBC Communications (now AT&T Inc.) and its predecessor company, Southwestern Bell, including president of SBC Strategic and Special Markets, and president and CEO of Southwestern Bell Telecom. Mr. Carter, who received a Master’s degree from the City University, London, is qualified as a Fellow of the Chartered Institute of Management Accountants. The Board selected Mr. Carter because of his broad knowledge and experience as a CEO in business-to-business operating companies, including in his role as CEO of a global business; as well as his experience in key human capital issues, such as succession planning and executive compensation; and in public company accounting, finance, and audit matters.

Gordon J. Coburn has been a director since 2007. Mr. Coburn is the president of Cognizant Technology Solutions Corporation (“Cognizant”), a global provider of information technology and business process outsourcing services. Prior to his current role, Mr. Coburn was chief operating officer of Cognizant from 2007 until February 2012, and chief financial officer and treasurer from 1998 until February 2012. In addition, he was vice president of Cognizant from 1996 until 1998. From 1990 until 1996, Mr. Coburn held key financial positions with The Dun & Bradstreet Corporation. Mr. Coburn, who served on the board and audit committee of ICT Group, Inc. until 2010, received a B.A. from Wesleyan University and an M.B.A. from the Amos Tuck School at Dartmouth College. The Board selected Mr. Coburn because of his extensive knowledge and experience in accounting, finance, and audit issues, over more than a decade as a public company chief financial officer, as well as his global management experience in the business-to-business services segment as a chief operating officer (“COO”) and now as president.

Kathleen A. Corbet became a director in 2016.  Ms. Corbet is principal of Cross Ridge Capital, LLC, a firm she founded in 2008, which specializes in private investing and strategic consulting in the financial services industry. From 2004 until 2007, Ms. Corbet served as president of Standard & Poor’s, a provider of financial market intelligence. From 1993 until 2004, Ms. Corbet held several executive positions with Alliance Bernstein LP, an investment management and research firm, including as executive vice president and chief executive officer of the Alliance Fixed Income Division. Ms. Corbet is also a director of MassMutual Financial Group, a mutual life insurance company, where she is lead director and sits on the audit, executive and investment committees. Ms. Corbet has earned NACD Fellowship in both Governance and Board Leadership from the National Association of Corporate Directors. Ms. Corbet received a B.S. from Boston College and an M.B.A. from New York University’s Stern School of Business. The Board selected Ms. Corbet because of her extensive leadership experience; her experience as an operating executive; and her experience in board, governance, and audit committee matters.

L. Kevin Cox has been a director since 2010. Mr. Cox is the chief human resources officer at American Express Company (“American Express"), a global provider of payment solutions and travel-related services for consumers and businesses, a position he has held since 2005. Mr. Cox has been a member of the American Express Business Operating Committee since 2005. Prior to joining American Express, Mr. Cox spent 16 years at PepsiCo and Pepsi Bottling Group, where he held positions leading strategy, business development, technology, and human resources. Mr. Cox served as a director of the Kraft Heinz Company, where he was a member of the audit and compensation committees (and formerly served as a director of the Kraft Foods Group from 2012-2015, where he was a member of the compensation and nominating and corporate governance committees) until that company's 2016 annual meeting. Mr. Cox has previously served on the boards of Virgin Mobile USA and The Chefs Warehouse. Mr. Cox holds a Master of Labor and Industrial Relations from Michigan State University and a B.A. from Marshall University. The Board selected Mr. Cox because of his experience in global human resource operations over two decades, as well as his experience in business-to-business strategy and his long-time familiarity with the Company's products and programs as well as those of the Company’s competitors.

Daniel O. Leemon has been a director since 2003 and lead director since July 1, 2011. From 1995 until his retirement in 2004, Mr. Leemon was executive vice president and chief strategy officer of the Charles Schwab Corporation (“Schwab”), a financial services provider, as well as a member of that company’s executive committee. Prior to Schwab, Mr. Leemon held numerous executive positions with The Boston Consulting Group, an independent consulting firm; and senior management positions with several consumer goods and retail companies. Mr. Leemon served as a trustee of the Russell Investments Exchange Traded Funds from 2011 until 2012. Mr. Leemon received a B.S. from the Massachusetts Institute of Technology and an M.B.A. from Stanford University. The Board selected Mr. Leemon because of his expertise in business strategy, internal communications, and executive compensation matters; his particular knowledge and experience in evaluating new opportunities and growth initiatives; his experience as a member of the Company’s programs, and his experience as compensation committee member since 2004 and chair of that committee since 2008 and nominating and corporate governance committee member since 2004.

Stacey S. Rauch became a director in 2014. Ms. Rauch is a director emeritus of McKinsey & Company (“McKinsey”) from which she retired in September 2010. Ms. Rauch was a leader in McKinsey’s Retail and Consumer Goods Practices, served as the head of the North American Retail and Apparel Practice, and acted as the Global Retail Practice Convener. A 24-year veteran of McKinsey, Ms. Rauch led engagements for a wide range of retailers, apparel wholesalers, and consumer goods manufacturers. Ms. Rauch was a co-founder of McKinsey’s New Jersey office, and was the first woman at McKinsey appointed as an industry practice leader. Ms. Rauch is also a director of Land Securities Group PLC, the UK’s largest commercial property company, where she sits on its audit committee; and The Fiesta Restaurant Group, Inc., owner and operator of quick-casual restaurants, where she chairs the remuneration committee and sits on the nominating and corporate governance committee. Previously, Ms. Rauch served on the board of Tops Holding Corporation, the parent company of Tops Markets LLC, a US grocery retailer. She also served on the board of ANN, Inc., a women’s specialty apparel retailer, and as a member of its nomination and corporate governance committee, from 2011 through the sale of the company in August 2015. Prior to joining McKinsey, Ms. Rauch spent five years in product management for the General Foods Corporation. Ms. Rauch received a B.S. and an M.B.A. from the Wharton School of the University of Pennsylvania.

The Board selected Ms. Rauch because of her experience over more than two decades as a strategic consultant, as well as her experience in a range of board and committee functions as a member of various boards.

Jeffrey R. Tarr has been a director since 2010. Mr. Tarr is CEO, president, and a director of DigitalGlobe, Inc. (“DigitalGlobe”), a leading global provider of commercial high-resolution earth imagery products and services, positions he has held since 2011. Until December 31, 2010, Mr. Tarr was president and COO of IHS Inc. (“IHS”), a leading global source of information and insight in energy, economics, geopolitical risk, sustainability, and supply chain management. Before becoming president and COO of IHS in 2008, Mr. Tarr was co-president and co-COO (2007 until 2008), and president and COO of one of the two operating divisions (2004 until 2007), of IHS. From 2001 until 2003, Mr. Tarr was CEO of Hoover’s, Inc. (“Hoover’s”), also serving as chairman from 2002, and in 2003, he oversaw the sale of Hoover’s to The Dun & Bradstreet Corporation. He remained president of Hoover’s through 2004. Mr. Tarr is a graduate of Princeton University and holds an M.B.A. from the Stanford Graduate School of Business. Mr. Tarr serves on the Management Board of the Stanford Graduate School of Business, the board of directors of the U.S. National Geospatial Intelligence Foundation and is a member of the Council on Foreign Relations. The Board selected Mr. Tarr because of his operating and strategy portfolio, as well as his years of experience as an information services executive serving the business-to-business sector.

The Board of Directors Unanimously Recommends That You Vote FOR the Election of All of the Nominees For Director.

Information About the Board of Directors and Committees

Independence of Directors

Our Board is comprised of nine members, eight of whom are independent directors. Mr. Monahan is not an independent director in light of his employment as CEO of the Company.

The Board, upon recommendation of the Nominating and Corporate Governance Committee, unanimously determined that each of our eight non-employee directors is “independent,” as such term is defined in the NYSE Listed Company Manual (“Listed Company Manual”).

The definition of “independent director” included in the Listed Company Manual includes a series of objective tests, such as that the director is not an employee of the Company, has not engaged in various types of specified business dealings with the Company, and does not have an affiliation with an organization that has had specified business dealings with the Company. Consistent with the Company’s Corporate Governance Principles, the Board’s determination of independence is made in accordance with the Listed Company Manual, as the Board has not adopted supplemental independence standards. As required by the Listed Company Manual, the Board also has made a subjective determination with respect to each director that such director has no material relationship with the Company (either directly or as a partner, stockholder, or officer of an organization that has a relationship with the Company), even if the director otherwise satisfies the objective independence tests included in the definition of an “independent director” included in the Listed Company Manual.

In determining that each individual who served as a member of the Board in 2015 (excluding Mr. Monahan) is or was independent, the Board considered that, in the ordinary course of business, transactions may occur between the Company and entities with which some of our directors are affiliated. The Board unanimously determined that the relationships discussed below, all of which were ordinary course business relationships, were not material. No unusual discounts or terms were extended to any of these companies.

As part of its review, the Board considered that Mr. Coburn, Mr. Cox, and Mr. Tarr are executive officers of organizations that have memberships with the Company, but each of those organizations paid the Company significantly less in each of the last three fiscal years than the greater of $1 million or 2% of such other organization’s consolidated gross revenue. Neither Mr. Coburn, Mr. Cox, nor Mr. Tarr had a direct or indirect material interest in these transactions with the Company, and no unusual terms or discounts were extended. The Board considered that Mr. Coburn is an executive officer of Cognizant, which is one of the Company’s members. In 2013, 2014, and 2015, sales to Cognizant amounted to significantly less than the greater of $1 million or 2% of such other organization’s consolidated gross revenue. The Board considered that Mr. Cox is an executive officer of American Express, which is one of the Company’s members. In 2013, 2014, and 2015, sales to American Express amounted to significantly less than the greater of $1 million or 2% of such other organization’s consolidated gross revenue. Lastly, the Board considered that Mr. Tarr is an executive officer and director of DigitalGlobe. In 2013, 2014, and 2015, sales to DigitalGlobe amounted to significantly less than the greater of $1 million or 2% of each such other organization’s consolidated gross revenue.

The Board also determined that the relationships between organizations for which Mr. Bailar, Mr. Carter, Ms. Corbet, Mr. Leemon, and Ms. Rauch serve or have served as directors, and the Company, were not prohibited by any of the objective independence standards included in the Listed Company Manual. The relationships do not constitute material relationships with the Company for these purposes, and no unusual terms or discounts were extended. The fees received from each of these companies represented significantly less than the greater of $1 million or 2% of such other organizations’ consolidated gross revenue. Mr. Bailar has not served as a director of a company that is a member of the Company during the past three years. Ms. Corbet is a director of MassMutual Financial Group, which is a member of the Company. In 2013, 2014, and 2015, sales to MassMutual Financial Group amounted to significantly less than the greater of $1 million or 2% of such other organization’s consolidated gross revenue. Mr. Leemon formerly served as a trustee of Russell Investments Exchange Traded Funds, which is a member of the Company. In 2013, 2014, and 2015, sales to Russell Investments Exchange Traded Funds amounted to significantly less than the greater of $1 million or 2% of such other organization’s consolidated gross revenue. Ms. Rauch served as director of ANN, Inc. ANN, Inc. is a member of the Company. In 2013, 2014, and 2015, sales to ANN, Inc. amounted to significantly less than the greater of $1 million or 2% of such other organization’s consolidated gross revenue.

Compensation Committee Interlocks and Insider Participation

In 2015, the Compensation Committee consisted of Mr. Carter, Mr. Cox, and Mr. Leemon. None of these directors has served as one of our officers or employees at any time. In 2015, none of our executive officers served as a member of the board or compensation committee of any other company that had an executive officer serving as a member of our Board or Compensation Committee.

Leadership Structure

The Board believes that the Company’s stockholders are best served if the Board retains the flexibility to adapt its leadership structure to applicable facts and circumstances, which necessarily change over time. Accordingly, the Company’s Corporate Governance Principles provide that the Board may combine or separate the roles of the CEO and chairman, as it deems advisable and in the best interests of the Company and its stockholders.

The independent directors have concluded that the most effective leadership structure for the Company at the present time is for Mr. Monahan to serve as both our CEO and chairman. The Board made this determination in light of Mr. Monahan’s long service to, and varied experiences within the Company, which allow him to bring to the Board a broad and uniquely well-informed perspective on the Company’s business, as well as substantial insight into the trends and opportunities that can affect the Company’s future. In adopting the structure, the Board also concluded that the strong independent membership of the Board and its standing committees ensures robust and effective communication between the directors and members of management, and that the overall leadership structure is effective in providing the Board with a well-informed and current view of the Company’s business that enhances its ability to address strategic considerations, as well as focus on the opportunities and risks that are of greatest importance to the Company and its stockholders. The Board believes this structure has served the Company well for the past seven years.

Under our Corporate Governance Principles, the Board has the flexibility to modify or continue the leadership structure, as it deems appropriate. Since 2010, the Board has operated with a lead director, who must be an independent member of the Board. The independent directors believe that having a lead director enhances the Board’s independent oversight of management by further providing for strong independent leadership; independent discussion among directors; and independent evaluation of, and communication with, senior management of the Company. Mr. Leemon has served as lead director since July 1, 2011, when he was unanimously elected by the independent directors based on his tenure on the Company’s Board and committees, and his knowledge of governance practices, strategic considerations, and the Company’s business interests.

Specific duties of the lead director include:

•	presiding at meetings of the independent directors;
•	serving as a liaison between the chairman and the independent directors;
•	consulting on meeting agendas;
•	working with management to assure that meeting materials are fulfilling the needs of directors;
•	consulting on the meeting calendar and schedules to assure there is sufficient time to discuss all agenda items;
•	calling meetings of the independent directors, including at the request of such directors;
•	presiding at Board meetings when the chairman is not present;
•	working with the independent directors to respond to stockholder inquiries involving the Board; and
•	performing such other duties as the Board may from time to time delegate.

Director Attendance at Board, Committee, and Other Meetings

Directors are expected to attend Board meetings and meetings of the committees on which they serve, with the understanding that on occasion a director may be unable to attend a meeting. The Board does not have a policy on director attendance at the Company’s annual meeting; however, the lead director attended the 2015 Annual Meeting.

The non-management directors (who also constitute all of the independent directors) meet in regularly scheduled executive sessions in connection with each regularly scheduled Board meeting and at such other times as the non-management directors deem appropriate. In 2015, these sessions were led by the lead director.

In 2015, the Board held ten meetings, the non-management directors held five executive sessions, the Audit Committee held nine meetings, the Compensation Committee held five meetings, and the Nominating and Corporate Governance Committee held seven meetings. Each director attended 75% or more of the meetings of the Board and of the committees on which he or she served that were held during his or her term of office. Each of the non-management (and independent) directors attended 75% or more of the executive sessions that were held during his or her term of office.

Committees of the Board

Our Board has three standing committees: Audit, Compensation, and Nominating and Corporate Governance. Each of the committees is solely comprised of and chaired by independent directors, each of whom the Board has affirmatively determined is independent pursuant to the Listed Company Manual. Each of the committees operates pursuant to its charter. The Committee Charters are reviewed annually by the Nominating and Corporate Governance Committee. If appropriate, and in consultation with the chairs of the other committees, the Nominating and Corporate Governance Committee proposes revisions to the charters. The responsibilities of each committee are described in more detail below. The charters for the three committees are available on the Company’s website at www.cebglobal.com by following the link to “Investors” and then to “Corporate Governance.”

Audit Committee

The Audit Committee, among other things, is responsible for:

•	appointing; approving the compensation of; overseeing the work of; and assessing the independence, qualifications, and performance of the independent auditor;
•	reviewing the internal audit function, including its independence, plans, and budget;
•	approving, in advance, audit and any permissible non-audit services performed by our independent auditor;
•	reviewing our internal controls with the independent auditor, the internal auditor, and management;
•	reviewing the adequacy of our accounting and financial controls as reported by the independent auditor, the internal auditor, and management;
•	overseeing our financial compliance system; and
•	overseeing our major risk exposures regarding the Company’s accounting and financial reporting policies, the activities of our internal audit function, and information technology.

The Board has affirmatively determined that each member of the Audit Committee meets the additional independence criteria applicable to audit committee members under Securities and Exchange Commission (“SEC”) rules and the Listed Company Manual. The Board has affirmatively determined that each member of the Audit Committee is financially literate, and that Mr. Carter, Mr. Coburn, and Ms. Corbet (who was elected to the Audit Committee in April 2016) meet the qualifications of an Audit Committee financial expert. In 2015, the Audit Committee consisted of Mr. Bailar, Mr. Carter, Mr. Coburn, Ms. Rauch, and Mr. Tarr. Mr. Bailar served as chair in 2015.

Compensation Committee

The Compensation Committee, among other things, is responsible for:

•	reviewing and making recommendations to the Board with respect to the compensation of our officers and directors, including the CEO;
•	overseeing and administering the Company’s executive compensation plans, including equity-based awards;
•	negotiating and overseeing employment agreements with officers and directors; and
•	overseeing how the Company’s compensation policies and practices may affect the Company’s risk management practices and/or risk-taking incentives.

For additional information regarding the Compensation Committee’s procedures for setting compensation of our executive officers, see Compensation Discussion and Analysis. In 2015, the Compensation Committee consisted of Mr. Carter, Mr. Cox, and Mr. Leemon. Mr. Leemon served as chair through June 30, 2015. Mr. Carter became chair effective July 1, 2015. The Board has affirmatively determined that each member of the Compensation Committee meets the additional independence criteria applicable to compensation committee members under SEC rules and the Listed Company Manual.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee, among other things, is responsible for:

•	reviewing and assessing the development of the executive officers and considering and making recommendations to the Board regarding promotion and succession issues;
•	evaluating and reporting to the Board on the performance and effectiveness of the directors, committees, and the Board as a whole;
•	working with the Board to determine the appropriate and desirable mix of characteristics, skills, expertise, and experience, including diversity considerations, for the full Board and each committee;
•	annually presenting to the Board a list of individuals recommended to be nominated for election to the Board;
•	reviewing, evaluating, and recommending changes to the Company’s Corporate Governance Principles and Committee Charters;
•	recommending to the Board individuals to be elected to fill vacancies and newly created directorships;
•	overseeing the Company’s compliance program, including the Code of Conduct; and
•

overseeing and evaluating how the Company’s corporate governance and legal and regulatory compliance policies and practices, including leadership, structure, and succession planning, may affect the Company’s major risk exposures.

In 2015, the Nominating and Corporate Governance Committee consisted of Mr. Coburn, Mr. Cox, and Mr. Leemon. Mr. Coburn served as chair in 2015.

Consideration of Director Nominees

As specified in our Corporate Governance Principles, we seek directors with the highest standards of ethics and integrity, sound business judgment, and the willingness to make a strong commitment to the Company and its success. The Nominating and Corporate Governance Committee works with the Board on an annual basis to determine the appropriate and desirable mix of characteristics, skills, expertise, and experience for the full Board and each committee, taking into account both existing directors and all nominees for election as directors, as well as any diversity considerations and the membership criteria reflected in the Corporate Governance Principles. The Nominating and Corporate Governance Committee and the Board, which do not have a formal diversity policy, consider diversity in a broad sense when evaluating board composition and nominations; and they seek to include directors with a diversity of experience, professions, viewpoints, skills, and backgrounds that will enable them to make significant contributions to the Board and the Company, both as individuals and as part of a group of directors. The Board evaluates each individual in the context of the full Board, with the objective of recommending a group that can best contribute to the success of the business and represent stockholder interests through the exercise of sound judgment. In determining whether to recommend a director for re-election, the Nominating and Corporate Governance Committee also considers the director’s attendance at meetings and participation in and contributions to the activities of the Board and its committees.

The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders, and its process for considering such recommendations is no different than its process for screening and evaluating candidates suggested by directors, management of the Company, or third parties. The Company’s bylaws require that any such recommendation must be submitted in writing to the corporate secretary of the Company not less than 45 days nor more than 100 days prior to the first anniversary of the preceding year’s annual meeting, except that if the date of the annual meeting is advanced by more than 30 days or delayed (other than as a result of adjournment) by more than 60 days from the anniversary of the previous year’s annual meeting, then to be timely, a stockholder’s recommendation must be delivered to the corporate secretary not later than the close of business on the tenth day following the day on which a public announcement with respect to the date of such meeting is first made by the Company. If mailed, such notice shall be deemed to have been given when received by the corporate secretary. A stockholder’s recommendation of a nominee for election as a director also must include the information specified in our bylaws.

Compensation of Non-Employee Directors and Stock Ownership Guidelines

Non-employee directors receive cash compensation for their service on our Board ($65,000 per year) and for service as a committee chair ($10,000 per year in 2015; for Audit Committee chair $15,000 effective January 1, 2016) or as lead director ($20,000 per year). In addition, the non-employee directors receive an annual stock award ($135,000 per year). These arrangements compensate them for their Board responsibilities while aligning their interests with the long-term interests of our stockholders. The Compensation Committee makes recommendations to the Board concerning director compensation under the Company’s equity compensation plans and determines other director compensation arrangements, as appropriate. The Board of Directors approved an increase to the equity holding requirements for non-employee directors from 1,000 shares of the Company’s stock to 4,000 shares of the Company’s stock, effective January 1, 2012. The policy requires each non-employee director to satisfy the requirement within four years of the requirement taking effect or within four years of joining the Board and to continue to satisfy the requirement for the duration of their Board service. Vested Restricted Stock Units (“RSUs”), including vested shares in the Company’s Deferred Compensation Plan, will be permitted to apply toward satisfying these requirements. Under the Company’s Policy on Insider Information and Insider Trading, which applies to the Company’s directors, directors may not engage in short-term or speculative transactions involving the Company’s securities. See Compensation Discussion and Analysis – Policy Against Hedging and Pledging.

Directors who are employees of the Company do not receive additional compensation for Board service. Compensation paid to Mr. Monahan in his capacity as CEO in 2015 is described in the Summary Compensation Table. The following table sets forth information regarding 2015 compensation for each of our non-employee directors.

Name	Fees Earned or Paid in Cash ($)	Stock Awards (1) ($)	Total ($)
Gregor S. Bailar	75,000	135,000	210,000
Stephen M. Carter	70,000	135,000	205,000
Gordon J. Coburn	75,000	135,000	210,000
L. Kevin Cox	65,000	135,000	200,000
Daniel O. Leemon	90,000	135,000	225,000
Stacey S. Rauch	65,000	135,000	200,000
Jeffrey R. Tarr	65,000	135,000	200,000

(1)

Each non-employee director received a grant of 1,846 RSUs on March 25, 2015 with a grant date fair value of $73.12 per share. The aggregate number of nonvested RSUs held at December 31, 2015 was as follows: Mr. Bailar 4,955, Mr. Carter 4,955, Mr. Coburn 4,955, Mr. Cox 4,955, Mr. Leemon 4,955, Ms. Rauch 3,731, and Mr. Tarr 4,955.

Corporate Governance Matters

We are committed to maintaining strong corporate governance practices that benefit the long-term interests of our stockholders by providing for effective oversight and management of the Company. Our governance policies, including our Corporate Governance Principles, Code of Conduct, and Committee Charters can be found on our website at www.cebglobal.com by following the link to “Investors” and then to “Corporate Governance.”

The Nominating and Corporate Governance Committee regularly reviews our Corporate Governance Principles, Code of Conduct, and Committee Charters to ensure that they take into account developments at the Company, changes in regulations and listing requirements, and the continuing evolution of best practices in the area of corporate governance.

The Board conducts an annual self-evaluation in order to assess whether the directors, the committees, and the Board are functioning effectively.

Code of Conduct

Our Code of Conduct (“Code”), which was restated as of January 28, 2014, applies to all officers, directors, and employees of the Company, including our CEO and Chairman, our chief financial officer (“CFO”), our chief accounting officer, and our corporate controller. We require that they avoid conflicts of interest, comply with applicable laws, protect Company assets, and conduct business in an ethical and responsible manner and in accordance with the Code. The Code prohibits employees from taking unfair advantage of our business partners, competitors, and employees through manipulation, concealment, misuse of confidential or privileged information, misrepresentation of material facts, or any other practice of unfair dealing or improper use of information. The Code requires employees to comply with all applicable laws, rules, and regulations wherever in the world we conduct business. This includes applicable laws on privacy and data protection, anti-corruption and anti-bribery, and trade sanctions. Our Code is publicly available and can be found on our website at www.cebglobal.com by following the link to “Investors” and then to “Corporate Governance.”

If we make substantive amendments to the Code, or grant any waiver, including any implicit waiver, from a provision of the Code to our CEO and chairman, CFO, chief accounting officer, corporate controller, and any of our other officers, financial professionals, and persons performing similar functions, we will disclose the nature of such amendment or waiver on our website or in a report filed with the SEC on Form 8-K.

Communications with Non-Employee Directors

The Board recognizes the importance of providing interested parties with a means to communicate with both individual directors and with the Board generally. Interested parties may communicate with the members of the Board individually, with the lead director or all independent directors, or with the Board as a group by writing to CEB Inc., Attn: Corporate Secretary, 1919 North Lynn Street, Arlington, VA 22209. Interested parties are requested to mark the envelope “BOARD COMMUNICATION” and indicate the director(s) or group of directors for which the communication is intended. The corporate secretary promptly forwards such communications that she determines to be significant to the directors, and keeps a record of all such communications that she deems not to be significant and reports such communications to the Board on a periodic basis, but not less frequently than quarterly. Any communication specifically directed to the lead director shall be promptly forwarded by the corporate secretary to the lead director.

Communications with Audit Committee

The Audit Committee has established procedures for the receipt, retention, and treatment of complaints regarding accounting, internal accounting controls, or auditing matters. A communication or complaint to the Audit Committee regarding such matters may be submitted by writing to CEB Inc., Attn: Corporate Secretary, 1919 North Lynn Street, Arlington, VA 22209. Please mark the outside of the envelope “AUDIT COMMITTEE COMMUNICATION.”

In addition, interested persons can alert the Audit Committee to conduct that raises concerns about financial or audit matters by leaving a voicemail on the Company’s Global Ethics Hotline (“Hotline”) at 1-844-703-1797. The Company’s chief compliance officer is responsible for bringing Hotline contacts to the prompt attention of the Audit Committee. The Company’s internal auditor conducts a quarterly assessment of the proper functioning of the Hotline, which also includes online access for the Company’s employees, and the Audit Committee regularly reviews the Hotline and other mechanisms for raising complaints within the Company.

Risk Oversight

Company management is responsible for the day-to-day management of risk to the Company and its business. The Company has a risk committee, which includes those members of the Company’s senior management, including the Company’s internal auditor, that supervises day-to-day risk management efforts at the Company. The risk committee has responsibility for identifying all potential material risks, as well as implementing appropriate and reasonable risk mitigation efforts. This includes identifying, evaluating, and addressing potential risks that may exist at the enterprise, strategic, financial, operational, and compliance levels. The risk committee reports periodically (and not less than quarterly) to the Board or to committees of the Board, and members of the risk committee also meet with Board committees when requested.

Our Board oversees the Company’s overall risk management process. The Board and its committees receive input and periodic reports from the risk committee and from other members of management, as well as from outside advisors to the Company and to the committees, as appropriate, all as part of the risk oversight process. The Board considers risks broadly, including those related to the Company’s operations, strategy and mergers and acquisitions, finance, human resources activities (including the Company’s compensation programs), legal and compliance matters, and information technology activities, and any other activities that in the judgment of the Board or its committees may create a material risk to the Company.

The Board considers the adequacy and effectiveness of the Company’s general risk management strategy, the most significant risks facing the Company, and whether the Company is implementing appropriate risk mitigation strategies. The Board also considers risk concerns in connection with its oversight and approval of matters that regularly come before the Board, such as acquisitions.

The Board has delegated to each of its standing committees the responsibility for overseeing specific areas of potential risk, as described below and set forth in the Corporate Governance Principles and the Committee Charters. Each committee is responsible for reporting promptly to the Board any risk that it concludes is reasonably likely to be material to the Company:

•

The Audit Committee is responsible for overseeing risk management related to the Company’s accounting and financial reporting policies and procedures, the internal audit function, and information technology, including cyber-security matters.

•

The Nominating and Corporate Governance Committee is responsible for overseeing risk management related to the Company’s corporate governance and legal and regulatory compliance policies and practices, including leadership, structure, and succession planning.

•	The Compensation Committee is responsible for overseeing risk management related to the Company’s compensation policies and practices.

We believe that this division of risk oversight between the Board and the committees, with Company management having primary and day-to-day responsibility for risk management, is an effective approach for overseeing, managing, and addressing the risks that the Company faces.

Director Resignation Policy

Under our bylaws and our Corporate Governance Principles, in an uncontested election (that is, an election where the number of nominees is equal to the number of positions up for election) an incumbent director who does not receive a majority vote (meaning more votes cast FOR his or her election than AGAINST it) is required to tender to the Board his or her offer of resignation promptly following certification of the shareholder vote. The Nominating and Corporate Governance Committee will consider the resignation offer, and will make a recommendation to the Board whether to accept or reject the resignation offer. In making its recommendation, the Nominating and Corporate Governance Committee may consider all factors it deems relevant. The Board of Directors is required to act on the Nominating and Corporate Governance Committee’s recommendation and publicly disclose its decision within 90 days from the date of the certification of election results. In making its determination whether to accept or reject the resignation offer, the Board may consider all factors it deems relevant. An incumbent director who tenders his or her resignation for consideration may not participate in the Nominating and Corporate Governance’s or the Board’s recommendation or decision, or any deliberations related thereto. If a majority of the members of the Nominating and Corporate Governance Committee or the Board do not receive the required majority vote at the same uncontested election, then the independent directors (other than those who did not receive a majority vote at the same uncontested election) shall act as a special committee to consider the resignation offers and recommend to the Board (or, if applicable, decide) whether to accept or reject all or any of them.

If an incumbent director’s resignation is accepted by the Board, or if a nominee for director is not elected and the nominee is not an incumbent director, then the Board may fill the resulting vacancy pursuant to the Company’s certificate of incorporation or may decrease the size of the Board pursuant to the Company’s certificate of incorporation. If an incumbent director’s resignation is not accepted by the Board, such incumbent director shall continue to serve until such director’s successor shall have been duly elected and qualified, or his or her earlier resignation or removal.

Audit Committee Report

The Audit Committee is governed by a written charter. A copy of the charter is available on the Company’s website at www.cebglobal.com by following the link to “Investors” and then “Corporate Governance.” The charter was last amended effective August 9, 2013. The Audit Committee held nine meetings in 2015. The Audit Committee is comprised solely of independent directors, as affirmatively determined by the Board pursuant to the Listed Company Manual and the additional independence criteria applicable to audit committee members under SEC rules.

The Audit Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting and reporting practices of the Company, the qualifications and independence of the registered public accounting firm engaged to issue an audit report on the consolidated financial statements of the Company and an audit report on the Company’s internal control over financial reporting, and such other duties as directed by the Board. The Audit Committee also meets periodically with the Company’s internal auditor and the independent registered public accounting firm, each separately and without members of management present. Management has the primary responsibility for preparing the consolidated financial statements and implementing the Company’s financial reporting process. Management also has the primary responsibility for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting. The Company’s independent registered public accounting firm is responsible for expressing an opinion on the conformity of the Company’s audited consolidated financial statements to accounting principles generally accepted in the United States of America. The Company’s independent registered public accounting firm also is responsible for expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. The Audit Committee members do not serve as professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent registered public accounting firm or to verify the independence of the independent registered public accounting firm under applicable rules.

The Audit Committee discussed with the Company’s internal auditor and the independent registered public accounting firm, the overall scope and plans of their respective audits. The Audit Committee has reviewed and discussed with management and the independent registered public accounting firm the audited consolidated financial statements for the year ended December 31, 2015 and the related schedule, management’s maintenance of, and its assessment of the effectiveness of, internal control over financial reporting as of December 31, 2015 and the independent registered public accounting firm’s audit of internal control over financial reporting as of December 31, 2015. The Audit Committee discussed the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the consolidated financial statements. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the Public Company Accounting Oversight Board (“PCAOB”) Auditing Standard No. 16, Communications with Audit Committees, the rules of the SEC, and other applicable regulations. The Audit Committee has received from the independent registered public accounting firm the written disclosures and letter required by the applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and has discussed with the independent registered public accounting firm its independence. In addition, the Audit Committee has concluded that the non-audit services are compatible with maintaining the independence of the independent registered public accounting firm.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements and related schedule and management’s assessment of the effectiveness of the Company’s internal control over financial reporting be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 filed by the Company with the SEC.

AUDIT COMMITTEE MEMBERS

Gregor S. Bailar, Chair

Stephen M. Carter

Gordon J. Coburn

Stacey S. Rauch

Jeffrey R. Tarr

Independent Registered Public Accounting Firm Fees and Services

Fees paid to our independent registered public accounting firm for each of the past two years are set forth below:

	Year Ended December 31,
	2015	2014
Audit fees	$1,667,000	$1,481,000
Audit-related fees	29,000	29,000
Tax fees	943,000	578,000
All other fees	30,000	26,000
Total	$2,669,000	$2,114,000

Audit Fees:   Audit fees were for professional services associated with the annual audit, including the audit of internal control over financial reporting, the reviews of the Company’s quarterly reports on Form 10-Q, statutory and subsidiary audits required in certain locations, consultations concerning financial accounting and reporting standards, and regulatory filings. In addition, audit fees in 2015 included services associated with the Company’s bond offering.

Audit-Related Fees:  Audit-related fees primarily include audits for a benefit plan.

Tax Fees:   Tax fees in 2015 and 2014 consisted of $595,000 and $483,000, respectively, for tax compliance including the preparation, review, and filing of tax returns and $348,000 and $95,000, respectively, for tax advice and planning.

All Other Fees:   All other fees primarily include support and advisory services for expatriates.

Under the Audit and Non-Audit Service Pre-Approval Policy adopted by the Audit Committee, all audit and non-audit services to be performed by the independent registered public accounting firm for the Company require pre-approval by the Audit Committee. In some cases, pre-approval relates to audit or non-audit services that fall within certain established categories and budgets, and in other cases a particular defined task or scope of work may be pre-approved subject to a specific budget. Pre-approvals may be granted by either the full Audit Committee or, subject to a $50,000 limitation per engagement, by any member of the Audit Committee pursuant to delegated authority. Any pre-approvals by an Audit Committee member pursuant to this delegated authority shall be reported to the Audit Committee at its next scheduled meeting. The Audit Committee cannot delegate pre-approval authority to management.

PROPOSAL 2 — RATIFY THE RETENTION OF ERNST & YOUNG LLP

AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

FOR THE YEAR ENDED DECEMBER 31, 2016

The Audit Committee has retained Ernst & Young LLP (“Ernst & Young”) as the Company’s independent registered public accounting firm to perform the audit of the Company’s consolidated financial statements for the year ended December 31, 2016 and the audit of the Company’s internal control over financial reporting as of December 31, 2016. Ernst & Young has served as the Company’s independent registered public accounting firm since 2002. Ernst & Young has confirmed to the Audit Committee and the Company that it complies with all rules, standards, and policies of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC rules governing auditor independence.

Representatives of Ernst & Young will be present at the meeting and will have the opportunity to make a statement at the meeting if they wish to do so, and to respond to appropriate questions asked by stockholders. See “Independent Registered Public Accounting Firm Fees and Services” for a description of the fees paid to Ernst & Young for the years ended December 31, 2015 and 2014, and other matters relating to the procurement of services.

We are seeking stockholder ratification of the retention of Ernst & Young. Although stockholder ratification of the retention of our independent registered public accounting firm is not required, we are submitting the selection of Ernst & Young for ratification as a matter of good corporate governance. Even if the selection is ratified, the Audit Committee in its discretion may appoint an alternative independent registered public accounting firm if it deems such action appropriate. If the Audit Committee’s selection is not ratified, the Audit Committee will take that fact into consideration, together with such other factors it deems relevant, in determining its selection of an independent registered public accounting firm.

The Board of Directors Unanimously Recommends a Vote FOR Ratification of the Retention of Ernst & Young LLP as Independent Registered Public Accounting Firm for the Year Ended December 31, 2016

Related Party Transactions

The Audit Committee has responsibility for reviewing and, if appropriate, for approving any related party transactions that would be required to be disclosed pursuant to applicable SEC rules. This includes current or proposed transactions in which the Company was or is to be a participant, the amount involved exceeds $120,000, and in which any of the Company’s executive officers, directors, or greater than five percent stockholders, or any members of their immediate families, has a direct or indirect material interest. As of the date of this proxy statement, there were no such transactions entered into since January 1, 2015.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information regarding the beneficial ownership of the Company’s common stock at April 20, 2016 by each of our directors and named executive officers, individually, and all of our directors and executive officers as a group:

	Amount and Nature of Beneficial Ownership (1)(2)		Total Equity Stake (4)
Name of Beneficial Owner	Number	Percent	Number	Percent
Thomas L. Monahan III	206,162	*	278,805	*
Gregor S. Bailar	6,089	*	11,211	*
Stephen M. Carter	26,143	*	31,265	*
Gordon J. Coburn	29,077	*	34,199	*
Kathleen A. Corbet	—	*	2,305	*
L. Kevin Cox (3)	26,373	*	31,495	*
Daniel O. Leemon	8,220	*	13,342	*
Stacey S. Rauch	934	*	5,986	*
Jeffrey R. Tarr (3)	23,673	*	28,795	*
Melody L. Jones	41,606	*	73,993	*
Richard S. Lindahl	31,077	*	63,464	*
Haniel J. Lynn	32,848	*	59,814	*
Warren S. Thune	19,956	*	46,922	*
All current directors and executive officers as a group (13 people)	452,158	1.4%	681,596	2.1%

*	Indicates ownership of less than 1%.
(1)	Unless indicated, each stockholder has sole voting and investment power for all shares shown, subject to community property laws that may apply to create shared voting and investment power.
(2)

Beneficial ownership includes all stock options, stock appreciation rights (“SARs”), and RSUs held by a stockholder that are currently exercisable or exercisable within 60 days of April 20, 2016 (June 19, 2016) as follows: Mr. Monahan, 4,616 shares; Mr. Bailar, 462 shares; Mr. Carter, 462 shares; Mr. Coburn, 462 shares; Mr. Cox, 462 shares; Mr. Leemon, 462 shares; Mr. Tarr, 462 shares; Ms. Jones, 2,052 shares; Mr. Lindahl, 2,052 shares; Mr. Lynn, 1,710 shares; Mr. Thune, 1,710 shares; and all current directors and executive officers as a group, 15,374 shares.

(3)	Beneficial ownership for SARs is calculated as the number of shares for which the SARs could be settled based on the common stock price on April 20, 2016.
(4)

The Total Equity Stake column indicates the number of shares owned assuming the exercise of all stock options, SARs, and RSUs, whether vested or unvested, without regard to whether or not the stock options, SARs, and RSUs are exercisable within 60 days. Percentages in the percent column are calculated on a diluted basis, assuming that all shares subject to stock options, SARs, and RSUs are deemed to be outstanding, whether vested or unvested and without regard to whether or not the stock options, SARs, and RSUs are exercisable within 60 days. Total Equity Stake for SARs is calculated as the number of shares for which the SARs would be settled if fully exercisable based on the common stock’s price on April 20, 2016.

The following table sets forth certain information regarding the beneficial ownership of the Company’s common stock at April 20, 2016 by each person known to the Company to own more than 5% of the Company’s common stock.

Beneficial Owners

	Amount and Nature of Beneficial Ownership
Name of Beneficial Owner	Number	Percent
BlackRock Inc. (1)	2,855,488	8.8%
The Vanguard Group, Inc. (2)	2,646,750	8.2%
Janus Capital Management LLC (3)	1,740,091	5.4%

(1)

Based solely upon Amendment No. 6 to Schedule 13G filed on January 21, 2016, which sets forth its beneficial ownership at December 31, 2015. This holder has sole voting power and sole dispositive power over 2,873,135 and 2,855,488 of these shares, respectively; and shared voting power and shared dispositive power over 0 shares. The address of BlackRock Inc. is 55 East 52nd Street, New York, NY 10055.

(2)

Based solely upon Amendment No. 4 to Schedule 13G filed on February 10, 2016, which sets forth its beneficial ownership at December 31, 2015. This holder has sole voting power and sole dispositive power over 73,677 and 2,573,173 of these shares, respectively; and shared voting power and shared dispositive power over 2,000 and 73,577 of these shares, respectively. The address of The Vanguard Group, Inc. is 100 Vanguard Blvd, Malvern, PA 19355.

(3)

Based solely upon Schedule 13G filed on February 16, 2016, which sets forth its beneficial ownership at December 31, 2015. This holder has sole voting power and sole dispositive power over 1,740,091 of these shares; and shared voting power and shared dispositive power over 0 of these shares. The address of Janus Capital Management LLC is 151 Detroit Street, Denver, CO 80206.

Information About Executive Officers and Compensation

Executive Officers

The following table shows the Company’s executive officers at April 20, 2016

Name of Officer	Age	Position	Officer Since
Thomas L. Monahan III	49	Chief Executive Officer	2001
Melody L. Jones	56	Chief Administrative Officer	2005
Richard S. Lindahl	52	Chief Financial Officer	2009
Haniel J. Lynn	46	Group President	2014
Warren S. Thune	48	Group President	2014

Thomas L. Monahan III’s business experience, including his term in office, is listed in the section titled Proposal 1 — Election of Directors.

Melody L. Jones has been our chief administrative officer (“CAO”) since 2012 and a member of our executive leadership team since 2005. From December 2005 until 2012, Ms. Jones served as the firm’s chief human resources officer (“CHRO”). Ms. Jones has firm-wide responsibility for human resources, information technology, legal and compliance, communications, and philanthropy. Additionally, she manages the Company’s member meetings department. From 2002 until December 2005, Ms. Jones served as global director of human resources at T. Rowe Price, an investment management firm, where she had overall responsibility for the human resources function. From 1994 until 2002, Ms. Jones held various positions of increasing responsibility at Aon Corporation, including serving as CHRO from 1998 until 2002. Prior to that, Ms. Jones held management positions at Organizational Dynamics, Inc., The Hawthorne Group, and Citigroup Mortgage, Inc. Ms. Jones is a director of Virtus Investment Partners. Ms. Jones received a B.A. and M.F.A. from Southern Illinois University.

Richard S. Lindahl has been our CFO since May 2009. Mr. Lindahl, who serves as a member of our executive leadership team, has more than two decades of financial leadership experience. Mr. Lindahl is responsible for managing the Company’s finance strategy and operations, tax, and investor relations initiatives. Mr. Lindahl also oversees the corporate real estate, facilities, and procurement functions, and chairs our investments and acquisitions committee. From 2006 until 2008, Mr. Lindahl served as senior vice president and treasurer, and from 2005 to 2006, he served as vice president and treasurer of Sprint Nextel Corporation. From 1997 until 2005, Mr. Lindahl served in various positions, including as treasurer and in financial planning and analysis roles, at Nextel Communications, Inc. Prior to joining Nextel Communications, from 1995 until 1997, Mr. Lindahl held the position of vice president, Finance at Pocket Communications, Inc. Before 1995, Mr. Lindahl held various positions at MCI Communications, Deloitte &

Touche, and Casher Associates. Mr. Lindahl holds a B.A. in computer science from Dartmouth College and an M.B.A. from the University of Virginia.

Haniel J. Lynn has been a group president since 2014 and a member of our executive leadership team since 2005. Mr. Lynn has global responsibility for our best practices and decision support business. From 2005 until 2014, Mr. Lynn led the Sales, Marketing, and Communications and Financial Services practices and the Digital Products and Innovation team. Mr. Lynn joined the Company in 2001 as a managing director in the new product development group, and he later added responsibility for leading our solutions business. Prior to joining CEB, Mr. Lynn was vice president of business development and strategy at LYTE, Inc., where he developed the business and operating model, led partnership development activities, and raised capital to support the growth of the early-stage company. Prior to LYTE, Mr. Lynn was a consultant with McKinsey & Company, providing counsel on marketing, strategy, operations, and organization design issues. Early in his career, Mr. Lynn worked with GE Information Services in software applications development, product marketing and management, and technical client support. Mr. Lynn holds a BSE from the University of Pennsylvania and an M.B.A. from the Wharton School of the University of Pennsylvania.

Warren S. Thune has been a group president since 2014 and a member of our executive leadership team since 2009. Mr. Thune has global responsibility for our Talent Management products and services. Between 2004 and 2014, Mr. Thune oversaw many of our best practices and decision support programs, including human resources, information technology, sales & service, strategy, research and development, operations, and government. Mr. Thune joined the Company in 2004 as the leader of our customer contact and corporate communications programs. Before joining CEB, Mr. Thune spent over 10 years with Oliver Wyman (then known as Mercer Management Consulting), where he developed customer-focused corporate strategies across numerous industries. Mr. Thune is a director of Journey Sales, a provider that enables collaboration and digital selling throughout the customer lifecycle. Mr. Thune holds a B.A. from the University of Pennsylvania and an M.B.A. from the University of Chicago.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors, executive officers, and stockholders who own more than 10% of the Company’s stock to file forms with the SEC to report their ownership of the Company’s stock and any changes in ownership. The Company assists its directors and executives by identifying reportable transactions of which it is aware and preparing and filing the forms on their behalf. All persons required to file forms with the SEC must also send copies of the forms to the Company. We have reviewed all forms provided to us. Based on that review and on written information given to us by our executive officers and directors, we believe that all Section 16(a) filings in 2015 were filed on a timely basis.

Compensation Discussion and Analysis

Overview

This section provides information regarding the compensation and benefit programs for our CEO, CAO, CFO, and our two Group Presidents. Together, these individuals comprise the Company’s “named executive officers” (“NEOs”). We have included a discussion and analysis of information regarding, among other things, our compensation philosophy, the overall objectives of our compensation program, and each element of compensation.

Compensation Philosophy

Our compensation philosophy is designed to support our key objective of creating value for our stockholders by increasing both revenue and earnings over the long term. The Compensation Committee of our Board, comprised solely of independent directors, is responsible for guiding and overseeing the formulation and application of the compensation and benefit programs for our NEOs and other senior leaders. The Compensation Committee is also responsible for recommending the design and application of the CEO’s compensation to the independent directors of the full Board and acts pursuant to a charter that has been approved by our Board.

The Compensation Committee works with our CEO and CAO to design compensation programs that encourage high performance, promote accountability, and ensure that executive interests are aligned with the interests of our stockholders.

The primary objectives of our executive compensation programs are to:

•	Create stockholder value by aligning executive compensation to long-term Company performance;
•	Attract, retain, and motivate highly-qualified executives by offering market-competitive total compensation packages; and
•	Balance the focus on short- vs. longer-term performance objectives through an appropriate mix of annual incentive (cash bonus) and longer-term (equity participation) compensation.

Guiding Principles

The design of our specific compensation programs is based upon the following guiding principles:

Pay for Performance

We believe that the best way to accomplish alignment of compensation plans with the interests of the executives who participate in them is to link compensation directly to both individual and Company performance. Our annual bonus plan rewards the achievement of specific financial and strategic objectives that are tied to individual and Company performance and are critical to our ongoing success. Additionally, share-based compensation has regularly represented a significant portion of total compensation. In 2015, in addition to awarding time-based restricted stock units, the Compensation Committee awarded performance-based restricted stock units that vest on December 31, 2017 based upon the achievement of specified levels of Revenue and Adjusted EBITDA during the three-year period ending December 31, 2017.

The Compensation Committee’s independent compensation consultant, TowersWatson, prepared a pay-for-performance analysis in which it compared NEOs’ compensation in the 2012 to 2014 period to the comparator group of companies discussed below in “Competitiveness and Comparator Group.” TowersWatson assessed the NEOs’ “realizable pay” (the sum of (i) annualized base salary, (ii) actual annual incentive award, (iii) the value of time-based restricted stock units granted during the applicable period and valued at the end of the applicable period, and (iv) the value of performance-based restricted stock units either awarded and earned during the applicable period or, with respect to awards granted during the period that remain outstanding at the end of the period, the target number of shares). Based upon seven financial performance measures (revenue growth, Adjusted EBITDA growth, earnings per share growth, return on net assets, return on net equity, free cash flow growth, and return on cash flow) and on total stockholder return, TowersWatson concluded that the Company’s overall performance was at the 93rd percentile of the peer group (with the financial performance measures and total stockholder return weighted 75% and 25%, respectively). For the period from 2012 to 2014, the CEO’s level of realizable compensation was at the 37th percentile of the peer group, while the other NEOs’ level of realizable compensation was at the 53rd percentile of the peer group. While we believe that this analysis demonstrates the Company’s commitment to establishing NEO compensation within a range that recognizes the interests of our stockholders, we also recognize that the Company’s performance outpaced the NEOs’ realizable pay relative to the Company’s peer group.

TowersWatson provides services to the Compensation Committee and does not provide any other services to the Company. After assessing the six factors identified in SEC and NYSE rules, the Compensation Committee determined that TowersWatson is independent and its work for the Compensation Committee did not give rise to any conflict of interest.

Competitiveness and Comparator Group

The Compensation Committee, in conjunction with TowersWatson and the CAO, identified a peer group of companies in the consulting, professional services, and information services industries whose business characteristics are closely aligned to those of the Company and with whom the Company competes for talent. In this review, peer group companies were selected on the basis of similar industry classifications or business operations with revenue, market capitalization and/or number of employees generally between 50% and 300% of comparable characteristics at the Company. The peer group consisted of the Advisory Board Company, Dun & Bradstreet Corp., Equifax Inc., Factset Research Systems Inc., FTI Consulting Inc., Gartner Inc., Heidrick & Struggles International Inc., Huron Consulting Group Inc., ICF International Inc., IHS Inc., Korn/Ferry International, Morningstar Inc., Navigant Consulting Inc., Resources Connection, Inc., and Verisk Analytics Inc. For 2015, Forrester Research Inc. was replaced in the peer group by Resources Connection, Inc. Forrester Research Inc. no longer meets the screening criteria used to select peer companies, whereas Resources Connection Inc. meets 3 of the 4 criteria, is identified as a peer company by ISS, and includes CEB in its peer group.

In August 2015, TowersWatson examined, for the peer group and the Company, base salary, target total cash compensation, long-term incentive compensation, and target total direct compensation, which includes share-based components of compensation. These market assessments concluded that, in the aggregate, the Company’s target total direct compensation opportunity for its NEOs was generally competitive with the 50th to 75th percentile of the peer group. Although the Compensation Committee does not use benchmarking data to target a specific pay-out for any element of compensation or for overall compensation, market data is used by the Compensation Committee to confirm that the Company’s compensation program is competitive with its peers in order to attract superior talent.

Cost

Compensation and benefit programs are designed to be cost effective while still ensuring that the interests of our employees are maintained. While paying competitive cash and share-based compensation, we do not offer expensive post-employment programs and provide few perquisites or other personal benefits.

Key Elements of Compensation Program

The Compensation Committee engages in an ongoing review of the Company’s executive compensation and benefits programs to ensure that they support the Company’s compensation philosophy and objectives, as described above, and ultimately serve the best interests of our stockholders. In connection with this ongoing review, the Compensation Committee has in recent years revised the executive compensation program to include the following, each of which reinforces our executive compensation philosophy and objectives:

•

A Portion of Long-Term Incentive Awards Is Linked to Performance Objectives: A portion of the Company’s long-term equity awards granted to the NEOs, commencing in 2012, is in the form of at-risk, performance-based compensation. This component of the overall equity plan for NEOs, which is in addition to time-based RSU awards, is in the form of performance-based RSUs (Performance Share Awards or “PSAs”). In 2015, the Compensation Committee (or in the case of the CEO, the Board) awarded PSAs that will vest on December 31, 2017 based upon the achievement of specified levels of revenue and Adjusted EBITDA during the three-year period ending December 31, 2017.

•

Inclusion of a “Clawback” Policy: The Compensation Committee has determined that it is in the best interests of its stockholders to have a clawback policy with respect to incentive compensation. Under that policy, if there is an accounting restatement due to material noncompliance by the Company with any financial reporting requirement, incentive compensation paid to a NEO that was calculated based upon any erroneous data is recoverable by the Company.

•

Stock Ownership Requirements: The Company requires our NEOs to meet stock ownership requirements. Our CEO is required to attain ownership of 60,000 shares of the Company’s common stock and other NEOs are required to attain ownership of 15,000 shares of the Company’s common stock. In each case, the executive is required to attain the ownership within four years from the effective date of the policy (December 31, 2015) or within four years of assuming the position. We also have stock ownership requirements for our independent directors.

Say on Pay

As noted above, in its compensation review process, the Compensation Committee considers whether the Company’s executive compensation and benefits program serves the best interests of the Company’s stockholders. In that respect, as part of its on-going review of the Company’s executive compensation program, the Compensation Committee considered multiple factors, including the approval by approximately 95% of the votes cast with respect to the Company’s “say on pay” vote at the Company’s prior annual meeting of stockholders, and determined that the Company’s executive compensation philosophy, compensation objectives, and compensation elements continued to be appropriate. The Compensation Committee did not make any changes to the Company’s executive compensation program specifically in response to the “say on pay” vote.

Policy Against Hedging and Pledging

The Company considers it improper and inappropriate for officers, employees, and Board members to engage in short-term or speculative transactions in the Company’s securities or in other transactions that may lead to inadvertent violations of the insider trading laws. Accordingly, the Company prohibits officers, employees, and Board members from short sales of the Company’s securities and transactions in publicly traded options, such as puts, calls, and other derivative securities related to the Company’s securities, on an exchange or in any other organized market. In addition, officers, employees, and Board members are prohibited from holding the Company’s securities in a margin account or pledging the Company’s securities as collateral for a loan without seeking pre-clearance from the Company’s Chief Compliance Officer.

The Annual Compensation Process

In conducting its annual compensation review in February 2015, the Compensation Committee considered quantitative and qualitative performance results; the Company’s overall need to attract, retain, and motivate its executive team; and, the total cost of compensation programs. The Compensation Committee reviews performance results presented by management in determining annual bonus awards for the prior year, as well as in establishing the appropriate aggregate and individual compensation levels for the current year.

In 2015, the Compensation Committee worked with management in the compensation review process as follows:

•	Develop performance measures: Our CEO and CAO identified appropriate performance measures and recommended performance objectives that were used to determine annual and long-term awards.
•

Compile benchmark data: TowersWatson prepared benchmarking and competitive data with respect to historical compensation. The Compensation Committee utilized this information in connection with establishing NEOs compensation plans and parameters at its February 2015 meeting.

•

Develop compensation recommendations: Based upon Company and individual performance data, the CEO and CAO prepared specific compensation recommendations for the NEOs (other than the CEO and CAO) regarding base salary, annual bonus, and equity grants, and presented these recommendations to the Compensation Committee. The CEO prepared recommendations for the CAO. The Compensation Committee reviewed these recommendations against Company and individual performance and made modifications as deemed appropriate. The CEO provided a self-evaluation of his performance against objectives. The Compensation Committee met in closed session without the CEO present to determine recommendations for base salary, annual bonus, and share-based compensation. These recommendations were developed with no input from the CEO and took into account overall Company performance, personal performance against objectives, Board and senior leadership feedback, and compensation benchmarking data provided by external sources. Compensation Committee recommendations were then reviewed and approved by all independent directors of the Board, in closed session without the CEO present.

Elements of Total Compensation

The compensation package for our NEOs in 2015 consisted primarily of four components: base salary, a potential annual cash bonus, share-based compensation in the form of RSUs and PSAs, and other benefits. Each component is designed to achieve a specific purpose and to contribute to a total compensation package that is competitive, performance-based, and valued by our executives.

Base Salary

Base salaries are designed to attract and retain highly-qualified executives, as well as to reward them based upon their performance at levels competitive with peer companies. The CEO recommends NEO salary levels (other than for himself) to the Compensation Committee for approval based upon responsibility and individual performance, market salary data, and internal equity considerations. The Compensation Committee makes CEO salary recommendations to the independent members of the Board for approval based upon Company and individual performance and market salary data.

When determining changes in base salary, the Compensation Committee or the independent members of the Board (in the case of the CEO) considers these recommendations and its own evaluation of overall Company performance, the individual’s scope of responsibility, relevant career experience, past and future contributions to the Company’s success, and competitive compensation data for peer group companies provided by TowersWatson. The Compensation Committee does not use a formula to determine increases and decreases, and no one factor is weighted more heavily than another. Although the Compensation Committee does not have a specific benchmark, the goal of the CEO and Compensation Committee is to ensure that total compensation packages, including base salaries of the NEOs, generally remain competitive with the 50th – 75th percentile when compared to peer group companies. The TowersWatson analysis prepared in August 2014 indicated that the base pay for the NEOs overall was generally competitive with the 75th percentile of the peer group. As a result, base salaries for all of the NEOs for 2015 were kept at the same level as 2014 salaries. In addition, the Compensation Committee has determined that base salaries will be kept at this same level for 2016.

Annual Cash Bonus

In 2015, the Compensation Committee established an annual bonus plan for NEOs based upon pre-determined financial, operational and strategic, and human capital objectives for the Company overall, and for the executive’s area of responsibility. Each executive had an assortment of objectives that were established at the beginning of the year and reviewed with the executive. Annual Company-level performance goals serve both to motivate executives as well as to increase stockholder returns by focusing executive performance on the attainment of those goals identified as having a positive impact on our short-and long-term business results.

“Financial objectives” are defined as those that are related to financial outcomes, and include both overall firm financial outcomes as well as individual outcomes in specific areas of responsibility. Representative objectives in the financial category include: revenue; Adjusted EBITDA (net income before loss/income from discontinued operations, net of provision for income taxes; provision for income taxes; interest expense (income), net; debt extinguishment costs; gain on cost method investment; net non-operating foreign currency (gain) loss; equity method investment loss (income); depreciation and amortization; impact of the deferred revenue fair value adjustment; acquisition related costs; restructuring costs; impairment loss; share-based compensation; costs associated with exit activities; and gain on acquisition); and non-GAAP diluted earnings per share (diluted earnings per share before the per share effect of loss/income from discontinued operations, net of provision for income taxes; debt extinguishment costs; gain on cost method investment; net non-operating foreign currency (gain) loss; equity method investment loss (income); amortization of acquisition related intangibles; impact of the deferred revenue fair value adjustment; acquisition related costs; restructuring costs; impairment loss; share-based compensation; costs associated with exit activities; gain on acquisition; and discrete tax items).

“Operational and strategic objectives” are defined as those that are related to core operational processes of the Company, and include both current business processes as well as strategic acquisition and integration objectives. Representative objectives in the operational and strategic category include: increase in member loyalty; new product development; increase in member utilization of services; extension of account management re-design to non-U.S. territories; and extension of brand awareness.

“Human capital objectives” are defined as those that are related to the effective management of the talent base of the Company. Representative objectives in the category of human capital objectives include: succession planning for certain key management positions; recruiting and retention goals; staff development; and preparing certain key employees for leadership positions in specific business lines.

For 2015, the Compensation Committee designed the annual bonus plan for NEOs to provide competitive incentive compensation at a target incentive payout percentage of 100% of base salary for each NEO. The CEO’s maximum bonus opportunity was 150% of base salary, while the other NEOs had a maximum bonus opportunity of 125% of base salary. The minimum bonus opportunity for all NEOs, including the CEO, is 0% of base compensation.

For the CEO, the Compensation Committee makes the recommendation for the annual bonus to the independent members of the Board for approval. For the NEOs and other executives, the CEO recommends annual bonuses to the Compensation Committee for approval. The following table summarizes the number of specific individual objectives and a breakdown of the percentage contribution to the overall individual bonus used by the Compensation Committee to evaluate individual performance for each NEO in 2015.

Name	Financial Objectives (# and Percentage Weighting)	Operational Objectives (# and Percentage Weighting)	Human Capital Objectives (# and Percentage Weighting)
Thomas L. Monahan III	4 and 50%	3 and 25%	4 and 25%
Melody L. Jones	3 and 25%	4 and 40%	3 and 35%
Richard S. Lindahl	3 and 50%	5 and 25%	3 and 25%
Haniel J. Lynn	3 and 50%	5 and 25%	5 and 25%
Warren S. Thune	3 and 50%	5 and 25%	5 and 25%

The key financial metrics for 2015 are listed below, setting forth both the target amounts on which the bonus pool is based and the 2015 results.

2015 Financial Metric	Target		2015 Actual Results
Revenue	$975.0	million	$928.4	million
Adjusted EBITDA	251.0	million	243.0	million
Non-GAAP diluted earnings per share	3.67		3.77

In 2015 and 2014, the target and actual bonus awards for the CEO and other NEOs were as follows:

	2015 Target Bonus	2015 Actual Bonus	2014 Target Bonus	2014 Actual Bonus
Thomas L. Monahan III	$920,000	$825,000	$920,000	$920,000
Melody L. Jones	510,000	475,000	510,000	545,000
Richard S. Lindahl	484,500	450,000	484,500	500,000
Haniel J. Lynn	469,200	390,000	385,000	375,000
Warren S. Thune	450,000	370,000	369,000	310,000

Each NEO’s 2015 bonus represented the following percentage of his or her target bonus: Mr. Monahan — 90%, Ms. Jones — 93%, Mr. Lindahl — 93%, Mr. Lynn — 83% and Mr. Thune — 82%.  For each of our NEOs the percentage of target bonus paid for 2015 was lower than the percentage of target bonus paid for 2014.  Actual bonuses paid for Mr. Lynn and Mr. Thune were, however, higher in 2015 due to the fact that they served as executive officers for the entire year in 2015 vs. their six months in these roles in 2014.

Mr. Monahan’s bonus payout at 90% of target reflected shortfalls in revenue and Adjusted EBITDA, strong performance on EPS, and substantial progress in building the firm’s suite of HR products. Ms. Jones’ payout at 93% of target reflected firm performance, as well as her specific contributions in the areas of new product development, diversity and inclusion initiatives, and organizational effectiveness outcomes. Mr. Lindahl’s payout at 93% of target reflected firm performance, as well as his specific contributions in the areas of substantial tax rate improvement and capital structure decisions. Mr. Lynn’s bonus payout at 83% of target, and Mr. Thune’s bonus payout at 82% of target, reflected firm performance, as well as weakness in some pockets of the product offerings under their respective areas of management.

Share-based Compensation

The use of share-based compensation has been a significant component of our overall compensation philosophy and is one that we plan to continue. Our philosophy is built on the principle that equity compensation should seek to align employees’ actions with stockholder interests; attract, retain, and motivate highly qualified executives; and balance the focus on short- and longer-term performance objectives. We believe that we have been successful in achieving this alignment. Our equity awards for 2015 consisted of a combination of RSUs and PSAs. While we believe that RSUs are an effective means to retain executives and to align executive and stockholder interests since the value of the award is tied to the Company’s stock price, PSAs add an at-risk, performance-based compensation element to the Company’s long-term incentive program, designed to motivate achievement of two key financial metrics for the Company.

A RSU is a promise to deliver a share of common stock at a specific time in the future, subject to vesting requirements. The fair value of a RSU is determined by the price of our stock on the grant date (reduced by the present value of dividends expected to be paid over the vesting period). As the price of our stock fluctuates, so does the fair value of the RSU; this allows for employee and stockholder alignment with both increases and decreases in our stock price.

The PSAs awarded in 2015 are performance-based RSUs that are earned based on the achievement of specified cumulative levels of revenue and Adjusted EBITDA during the three-year period ending December 31, 2017. The revenue component is weighted 70% and the Adjusted EBITDA component is weighted 30%. If performance exceeds 120% of the target level, the recipient receives 200% of the target award amount, which is the maximum award under the plan. If performance is below 80% of the target level of the combined revenue and Adjusted EBITDA components, the recipient will not receive any of the target award amounts. There is a sliding scale of achievement at levels between 80% and 120% of target for each performance metric, with the payout levels determined by a mathematical formula that is based upon straight-line interpolation, using ratios of 2%:5% at threshold to target, and ratios of 2%:10% at target to maximum. The Compensation Committee believes that the targets for these awards reflect an appropriate degree of challenge for the executives, with higher rewards for achieving the stretch goals at above-target performance levels.

The performance period for the PSAs awarded in 2013 ended on December 31, 2015. Targets for revenue and Adjusted EBITDA for this period were established as $2,829.2 million and $738.2 million, respectively. Actual performance achievement against these revenue and Adjusted EBITDA targets was 93.9% and 93.0%, respectively, resulting in a total payout at 85% of the target level.

The size of an annual share-based compensation award granted to an employee has been determined by his/her respective position and underlying responsibilities, recognizing the different levels of contribution to the achievement of performance goals.

The Company does not use a formula that ties the amount of share-based compensation awards to be granted to each NEO to the achievement of specific in-year performance goals. Rather, the Compensation Committee reviews an assortment of factors in determining the appropriate level of awards to be granted to NEOs, including comparative market data, individual contributions over time, the need to retain that individual, and an assessment of the individual’s relative equity position. The Compensation Committee utilizes the TowersWatson comparator group study in order to understand the total compensation, including share-based compensation, earned by comparable executives in the Company’s peer group. The Compensation Committee’s goal is to generally maintain total compensation (including base, bonus, and long-term incentives) for its NEOs competitive with the 50th percentile when compared to peer group companies. The TowersWatson analysis reviewed by the Compensation Committee in August 2014 indicated that the long-term incentive compensation element ranged between the 50th percentile and the 75th percentile for the NEOs. Keeping the comparative market data in mind, the Compensation Committee reviewed and considered all of these factors for each NEO and, based upon its experience and this review, approved the specific RSU and PSA awards for each NEO described in the “Grants of Plan-Based Awards in 2015” table.

Share-based compensation awards in the form of RSUs generally vest 25% per year beginning one year from the date of grant. With vesting over four years, a RSU provides the holder with a valuable award that may only be retained by the executive so long as the executive’s employment with the Company continues. PSAs granted in 2015 will only vest based upon the achievement of specified levels of revenue and Adjusted EBITDA during the three-year period ending December 31, 2017.

The overall funding levels of all share-based awards are ultimately subject to the judgment and approval of the Compensation Committee to ensure appropriate alignment with the interests of our stockholders. As a general rule, the Compensation Committee believes it is important to ensure that the overall annual burn rate from share-based awards averages approximately 4%. From this available pool, share-based awards are granted each year. Eligibility to participate in share-based grants, as well as the specific grant amounts, are based upon the competitive long-term incentive value for each executive’s position, the individual’s contribution to longer-term Company objectives, and the potential for the individual to contribute further over time. The CEO recommends award grants for the NEOs, other executives, and senior managers to the Compensation Committee, which has final approval authority for these recommendations. The CEO’s share-based award is recommended by the Compensation Committee to all of the independent members of the Board for approval.

Additionally, when determining individual compensation actions for the CEO and other NEOs, the Compensation Committee considers the total compensation to be delivered to individual executives, and as such may exercise discretion in determining the portion allocated to annual versus long-term incentives. We believe that this “total compensation” approach provides the ability to balance compensation decisions between the short- and longer-term needs of the business. It also allows for the flexibility required to recognize differences in performance by providing differentiated compensation.

Annual Grants of Share-Based Awards

Share-based awards are granted on the last Wednesday of March each year, following the regularly-scheduled Compensation Committee meeting in February. Grants are determined during the same meeting at which the Compensation Committee determines all elements of the NEOs’ compensation for the year. This meeting date follows the issuance of our earnings release for the previous fiscal year. The Compensation Committee believes that it is appropriate that annual awards be made at a time when material information regarding our performance for the preceding year has been disclosed. We do not otherwise have any program, plan, or practice to time annual grants to our executives in coordination with the release of material non-public information.

Approval of grants for any newly-hired or promoted executives during the course of the year occurs through a committee of management appointed by the Compensation Committee. For newly-hired or newly-promoted employees, grants are awarded on the 10th day, or first business day thereafter, of the month following the employment start or promotion date unless the employment start or promotion date occurs on the first business day of a given month, then the grant will be awarded on the 10th day, or first business day thereafter, of the current month. The Compensation Committee receives a quarterly report of all such delegated grants. All grants to NEOs are made by the Compensation Committee itself and not pursuant to delegated authority.

All share-based awards are made to employees under the 2012 Stock Incentive Plan. The fair value of an RSU is determined by the price of our common stock on the grant date reduced by the present value of dividends expected to be paid over the vesting period.

Allocation between annual cash compensation and long-term non-cash compensation

We believe that both cash compensation and non-cash compensation are appropriate mechanisms for driving executive performance in support of stockholder value. Cash compensation rewards annual (short-term) performance, while non-cash compensation is generally used to reinforce sustained performance over a longer period of time. The allocation between annual cash compensation and long-term equity compensation is based primarily on an evaluation of an executive’s overall role and contributions to the Company, taking into account competitive concerns regarding attracting and retaining superior talent, as opposed to a targeted allocation between annual and long-term compensation. We also consider certain internal factors that may cause us to target a particular element of an executive’s compensation for unique treatment. These internal factors may include the executive’s operating responsibilities, management level, and unique contribution for the time period in question.

While there is no specific targeted mix between annual and long-term compensation by individual executive position, we vary annual and long-term compensation mix by level. In general, as base salary levels increase, more weight is placed on long-term compensation. In 2015, the allocation breakdown for the NEOs is as follows (based upon the valuation methodology used and described in the Summary Compensation Table): the CEO received 48% of total compensation (per the Summary Compensation Table) in the form of cash compensation and the remaining approximately 52% in non-cash compensation; the remaining NEOs averaged 53.5% cash compensation and 46.5% non-cash compensation.

Other Benefits

The NEOs participate in the same company-wide benefit plans designed for all of our full time US employees. Additionally, we provide a limited number of company-sponsored insurance, retirement and other benefit plans to executives. We believe that it is more cost-effective to pay our executives a highly competitive salary, bonus and long-term incentives, rather than maintain expensive retirement programs. We do not maintain a defined benefit plan.

Executive Perquisites and Other Compensation

Perquisites and other personal benefits do not comprise a significant aspect of our executive compensation program. Historically, we have kept the number and value of executive perquisites to a minimum. The perquisites that are provided to our NEOs are limited to a 401(k) match, an annual executive physical, supplemental life insurance, reimbursement of parking expenses, and, at times, allowing a guest of our executives to participate in important Company events for which the Company’s payment of the expenses results in imputed compensation to such executives for tax purposes.

The NEOs are eligible to participate in our company-wide personal medical, dental, life, disability insurance plans, and other broad-based benefit plans. Under certain broad-based benefit plans, participants, including NEOs, may purchase higher levels of coverage.

We believe that providing these limited perquisites is appropriate. The Compensation Committee reviews the perquisites provided to its NEOs on a regular basis, in an attempt to ensure that they continue to be appropriate in light of the Compensation Committee’s overall goal of designing a compensation program for NEOs that maximizes the interests of our stockholders.

Insurance Plans

The core insurance package includes health, dental, disability, and basic group life insurance coverage generally available to all employees.

Retirement Plans

We provide retirement benefits to executives through a 401(k) plan, which gives employees the opportunity to save for retirement on a tax-favored basis. Executives may elect to participate in the 401(k) plan on the same basis as all other employees. In recognition of the 401(k) as a central element of our employees’ retirement planning process, we provide a discretionary contribution of 50% of an employee’s contribution up to a maximum of 6% of base salary.

Additionally, we provide an executive retiree medical benefit that allows executives to continue medical coverage upon retirement by assuming 100% of the premium costs associated with that coverage.

Deferred Compensation Plan

We provide a deferred compensation plan (the “Plan”) for certain employees and members of the Board to provide an opportunity to defer compensation on a pre-tax basis.

Employees and directors who elect to participate in the Plan may defer up to 100% of annual base salary; up to 100% of incentive compensation and other compensation, fees and retainers; and up to 100% of any RSUs awarded. In addition, we will make up any 401(k) match that is not credited to the participant’s 401(k) account due to his or her participation in the Plan. Participants in the Plan specify one or more benchmark fund(s) in which their deferrals will be invested.

We may also make discretionary contributions at any time based upon individual or overall corporate performance, which may be subject to a different vesting schedule than elective deferrals. We did not make any contributions to the Plan in 2015.

Each Plan year’s deferral balance may have a separate distribution schedule determined by the Plan participant. Distributions are taxable as ordinary income when received. Plan participants may elect to receive a Plan year deferral balance at a specified future date while employed (scheduled in-service withdrawal) and/or at termination, as defined in the Plan.

We provide this benefit because the Compensation Committee wishes to permit our employees to defer the obligation to pay taxes on certain elements of the compensation that they are entitled to receive. The Plan permits them to do this while also receiving a market-based return on deferred amounts. We believe that provision of this benefit is important as a retention and recruitment tool as many if not all of the companies with which we compete for executive talent provide a similar plan to their senior employees.

Impact of Accounting and Tax Issues on Executive Compensation

In establishing individual executives’ compensation levels, we do not explicitly consider accounting and tax issues. However, we do analyze the overall expense arising from aggregate executive compensation levels and awards and the components of our compensation programs. While the Compensation Committee considers the impact of Section 162(m) of the Internal Revenue Code, the Committee believes that it is in the best interests of the stockholders to maintain flexibility in its approach in order to structure a program that is effective in attracting, motivating, and retaining the Company’s key executives.

Severance Agreement with the CEO

On February 3, 2012, we entered into a severance agreement with Thomas L. Monahan III, our CEO, which is described in more detail under the heading “Employment Agreements and Potential Termination or Change in Control Payments.” Mr. Monahan does not have a separate employment agreement or change in control agreement.

The severance agreement provides that Mr. Monahan will be entitled to receive the following compensation and benefits if his employment is terminated by the Company without “cause” (as such term is defined in the severance agreement) or by him for “good reason” (as such term is defined in the severance agreement), subject to his executing the Company’s standard release of claims:

•

A lump sum payment equal to 200% of the sum of (a) one year’s base salary at the time of such termination plus (b) his average annual incentive bonus actually paid by the Company for the two calendar years immediately preceding the year in which termination occurs;

•	Immediate vesting of all of his outstanding equity awards (other than performance-based equity awards) and all deferred compensation;
•

Immediate vesting of a pro rata amount of his performance-based equity awards based on actual performance from the commencement of the applicable performance period through the date of termination and the projected outcome at the conclusion of the applicable performance (or such higher level as may be provided under the applicable award agreement);

•	A pro rata annual incentive bonus payment for the year in which termination occurs based on actual performance; and
•	Welfare benefits for two years following his termination at the same cost to him as is charged to active employees.

The severance agreement provides that in the event of a “change of control” (as such term is defined in the severance agreement), Mr. Monahan will be entitled to receive vesting of all of his outstanding equity awards as set forth above.

The severance agreement does not provide for a gross-up payment if Mr. Monahan incurs an excise tax due to the application of Section 280G of the Internal Revenue Code of 1986. Rather, the amounts received by Mr. Monahan that are contingent upon a change in control will either be (a) reduced to the extent necessary to avoid the excise tax, or (b) paid in full, whichever is better for him on an after-tax basis. We believe the agreement with Mr. Monahan is well within market practice for CEOs at comparable companies.

Change in Control and Severance Agreements

We have Change of Control agreements in place with our CAO, CFO, and Group Presidents. In the event of a change in control of the Company, these agreements only provide benefits upon a so-called “double trigger.” This means that severance benefits are triggered only when the executive is involuntarily terminated by the Company without cause or the executive terminates employment for “good reason” within 24 months after the date of the change in control. The severance benefits consist of twelve months of base pay plus a pro rata target bonus for the year of termination, payable over twelve months, and twelve months of health continuation coverage at active employee rates.

In January 2010, the Company approved a severance program for its Corporate Leadership Team in which all members of the Corporate Leadership Team, other than our CEO, may be eligible once they have completed twelve months of service as a member of the Corporate Leadership Team. Our CAO, CFO, and Group Presidents are eligible. This program provides the same benefits to executives that are described in the preceding paragraph if the executive is terminated without cause.

The Compensation Committee believes that these change in control and severance arrangements are well within market practice for similarly situated executives and are an important part of the overall compensation program designed to retain our executives.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the above Compensation Discussion and Analysis (“CD&A”) with the Company’s management. Based upon the review and discussions, the Compensation Committee recommended to the Company’s Board that the CD&A be included in the Proxy Statement and the Company’s Annual Report on Form 10-K for the year ended December 31, 2015.

COMPENSATION COMMITTEE MEMBERS

Stephen M. Carter, Chair

L. Kevin Cox

Daniel O. Leemon

Compensation and Risk

The Compensation Committee believes that the Company’s compensation programs appropriately reward prudent business judgment and risk-taking over the long term. The Compensation Committee provides oversight with respect to any risks that may be created by these compensation programs. Management has evaluated the risks that are created by the Company’s compensation programs for all employees, including non-executive officers, and the Compensation Committee has reviewed this evaluation. Based on our review, we have concluded that these compensation programs do not create risks that are reasonably likely to have a material adverse effect on the Company.

Executive Compensation

Summary Compensation Table for 2015, 2014, and 2013

The following table summarizes the compensation earned by or awarded to our principal executive officer (“PEO”), principal financial officer (“PFO”), and our other NEOs:

Name and Principal Position	Year	Salary (1) ($)	Bonus ($)	Stock Awards (2) ($)		Non-Equity Incentive Plan Compensation ($)	All Other Compensation (3) ($)	Total ($)
Thomas L. Monahan III,	2015	920,000	—	1,900,000	(4)	825,000	13,931	3,658,931
Chief Executive Officer (PEO)	2014	915,000	—	1,600,000		920,000	16,175	3,451,175
	2013	841,250	—	1,600,000		1,200,000	11,316	3,652,566
Melody L. Jones,	2015	510,000	—	850,000	(4)	475,000	17,013	1,852,013
Chief Administrative Officer	2014	507,500	—	700,000		545,000	16,558	1,769,058
	2013	493,750	—	700,000		600,000	16,305	1,810,055
Richard S. Lindahl,	2015	484,500	—	850,000	(4)	450,000	12,803	1,797,303
Chief Financial Officer (PFO)	2014	482,125	—	700,000		500,000	17,733	1,699,858
	2013	467,500	—	700,000		550,000	12,443	1,729,943
Haniel J. Lynn,	2015	469,200	—	700,000	(4)	390,000	16,394	1,575,594
Group President (5)	2014	466,900	—	625,000		375,000	16,965	1,483,865
Warren S. Thune,	2015	450,000	—	700,000	(4)	370,000	12,570	1,532,570
Group President (5)	2014	437,500	—	625,000		310,000	12,348	1,384,848

(1)	Amounts reflect the dollar amount of base salary paid in the year, before deferrals and including salary increases effective during the year.
(2)

Amounts reflect the aggregate grant date fair value. These are not amounts paid to or realized by the NEOs. Assumptions used in the calculation of these amounts are included in Note 14 to our audited consolidated financial statements included in our 2015 Form 10-K. These amounts may not correspond to the actual value that will be recognized by the NEOs.

(3)

Amounts reflect the value of other compensation items, including 401(k) matching contributions and Company payments for supplemental life insurance premiums. Perquisites and other personal benefits for NEOs were less than $10,000.

(4)

Consistent with FASB ASC Topic 718 Compensation - Stock Compensation, the grant date fair value of the performance share units was computed based on target performance. If maximum performance had been used, the grant date fair value of the units awarded would have been as follows: Mr. Monahan $2,450,000; Ms. Jones and Mr. Lindahl $1,100,000; and Mr. Lynn and Mr. Thune $900,000.

(5)	Mr. Lynn and Mr. Thune became NEOs in July 2014.

Employment Agreements.   Certain of the elements of compensation set forth in the Summary Compensation Table above and in the Grants of Plan-Based Awards table below reflects the terms of employment agreements between the Company and the CEO.

Thomas L. Monahan III.   In 2011, the Company was party to an employment agreement with Mr. Monahan effective January 1, 2006. Under the employment agreement, Mr. Monahan was entitled to an annual salary of at least $550,000, which the Company was permitted to increase from time to time. The employment agreement provided that Mr. Monahan’s target annual bonus each year was at least 110% of his base salary. Mr. Monahan was also entitled to participate in all benefit plans generally made available to similarly situated executive employees of the Company and such share-based compensation that may be granted by the Board and/or the Compensation Committee from time to time.

On February 3, 2012, the Company and Mr. Monahan entered into an executive severance agreement. In connection with the severance agreement, the Company terminated Mr. Monahan’s employment agreement. For more information on the severance agreement, see Thomas L. Monahan III Severance Agreement.

Grants of Plan-Based Awards in 2015

The following table sets forth information regarding possible payments of non-equity incentive plan compensation and grants of RSUs in 2015.

		Board/ Committee	Estimated Future Payouts Under Cash Bonus Plan Awards (2)		Estimated Future Payouts Under Equity Incentive Plan Awards (3)			All Other Stock Awards: Number of Shares of Stock or	Grant Date Fair Value of Stock
Name	Grant Date (1)	Action Date	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Units (4) (#)	Awards (5) ($)
Thomas L. Monahan III
Cash bonus			920,000	1,380,000	—	—	—	—	—
PSA grant	3/25/2015	3/5/2015	—	—	3,798	7,597	15,194	—	550,000
RSU grant	3/25/2015	3/5/2015	—	—	—	—	—	18,462	1,350,000

Melody L. Jones
Cash bonus			510,000	637,500	—	—	—	—	—
PSA grant	3/25/2015	2/20/2015	—	—	1,726	3,453	6,906	—	250,000
RSU grant	3/25/2015	2/20/2015	—	—	—	—	—	8,205	600,000

Richard S. Lindahl
Cash bonus			484,500	605,625	—	—	—	—	—
PSA grant	3/25/2015	2/20/2015	—	—	1,726	3,453	6,906	—	250,000
RSU grant	3/25/2015	2/20/2015	—	—	—	—	—	8,205	600,000

Haniel J. Lynn
Cash bonus			469,200	586,500	—	—	—	—	—
PSA grant	3/25/2015	2/20/2015	—	—	1,381	2,762	5,524	—	200,000
RSU grant	3/25/2015	2/20/2015	—	—	—	—	—	6,838	500,000

Warren S. Thune
Cash bonus			450,000	562,500	—	—	—	—	—
PSA grant	3/25/2015	2/20/2015	—	—	1,381	2,762	5,524	—	200,000
RSU grant	3/25/2015	2/20/2015	—	—	—	—	—	6,838	500,000

(1)	Grant date was determined in accordance with the Company’s policy for the timing of granting equity awards.
(2)

Amounts set forth in these columns represent the annual cash incentive compensation amounts that potential could have been earned in 2015 for each of the NEOs based upon the achievement of performance goals as previously described in “Annual Cash Bonus”.

(3)

Amounts set forth in these columns represent the number of shares that each NEO could receive related to the PSAs granted in 2015 if various levels of performance are achieved. All PSAs vest on December 31, 2017, subject to achievement of the Company’s performance targets, as previously described in Share-based Compensation. The Company does not pay dividend equivalents on unvested PSAs.

(4)

Stock awards consist of RSUs that vest over 4 years: 25% after 13 months from the grant date, 25% 11 months later, 25% 12 months later, and 25% 12 months later. The Company does not pay dividend equivalents on unvested RSUs.

(5)

Amounts reflect the aggregate grant date fair value. These are not amounts paid to or realized by the NEOs. Assumptions used in the calculation of these amounts are included in Note 14 to our audited consolidated financial statements included in our 2015 Form 10-K.

Outstanding Equity Awards at December 31, 2015

The following table sets forth information regarding the number of shares and the value of unvested RSUs held by the NEOs at December 31, 2015.

		Stock Awards
Name	Grant Year	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested (1) ($)	Equity Incentive Plan Awards: Number of Unearned Shares or Units of Stock That have Not Vested (2) (#)	Equity Incentive Plan Awards: Market Value of Unearned Shares or Units of Stock That Have Not Vested (1) ($)
Thomas L. Monahan III	2015	18,462	(3)	1,133,382	3,798	233,159
	2014	12,595	(4)	773,207	2,819	173,058
	2013	10,600	(5)	650,734	—	—
	2012	5,373	(6)	329,848	—	—
Melody L. Jones	2015	8,205	(3)	503,705	1,726	105,959
	2014	5,247	(4)	322,113	1,409	86,499
	2013	4,416	(5)	271,098	—	—
	2012	2,388	(6)	146,599	—	—
Richard S. Lindahl	2015	8,205	(3)	503,705	1,726	105,959
	2014	5,247	(4)	322,113	1,409	86,499
	2013	4,416	(5)	271,098	—	—
	2012	2,388	(6)	146,599	—	—
Haniel J. Lynn	2015	6,838	(3)	419,785	1,381	84,780
	2014	4,461	(4)	273,861	1,409	86,499
	2013	3,091	(5)	189,756	—	—
	2012	1,791	(6)	109,949	—	—
Warren S. Thune	2015	6,838	(3)	419,785	1,381	84,780
	2014	4,461	(4)	273,861	1,409	86,499
	2013	3,091	(5)	189,756	—	—
	2012	1,791	(6)	109,949	—	—

(1)	Based on the closing market price of $61.39 on December 31, 2015.
(2)

PSAs granted in 2014 and 2015 will vest on December 31, 2016 and 2017, respectively, based on, and subject to, the achievement of the Company cumulative revenue and EBITDA goals. The number of units reported is based on threshold (minimum) performance and does not necessarily reflect the actual payout to be received by the NEOs.

(3)	RSUs vest in equal increments on April 25, 2016 and March 25, 2017, 2018, and 2019.
(4)	RSUs vest in equal increments on March 26, 2016, 2017, and 2018.
(5)	RSUs vest in equal increments on March 27, 2016 and 2017.
(6)	RSUs vested on March 28, 2016.

Stock Appreciation Rights Exercised and Stock Vested in 2015

The following table sets forth information regarding the number and value of stock appreciation rights (“SARs”) exercised and stock awards vested for each NEO in 2015.

	SARs		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise (1) ($)	Number of Shares Acquired on Vesting (2) (#)	Value Realized on Vesting (3) ($)
Thomas L. Monahan III (4)	57,500	2,164,300	26,362	1,952,638
Melody L. Jones (4)	—	—	11,930	875,288
Richard S. Lindahl (4)	—	—	11,930	875,288
Haniel J. Lynn	—	—	8,445	632,868
Warren S. Thune	—	—	8,445	632,868

(1)	Value realized is determined based upon the number of shares exercised multiplied by the difference between the strike price of the award(s) and the market price on the date of exercise.
(2)	Number of shares acquired includes amounts surrendered by the executive to us for payment of income tax withholding associated with the vesting.
(3)	Value realized represents the closing value of the underlying stock on the vesting date.
(4)

Mr. Monahan, Ms. Jones, Mr. Lindahl, and Mr. Thune elected to defer 10,808, 6,985, 6,985, and 1,487 stock awards, respectively, and the associated income by contributing such awards to the Company's Deferred Compensation Plan.

Non-qualified Deferred Compensation for 2015

The Company has a Deferred Compensation Plan (“Plan”) for certain employees and members of the Board to provide an opportunity to defer compensation on a pre-tax basis. The Plan provides for deferred amounts to be credited with investment returns based upon investment options selected by participants from alternatives designated from time to time by the plan administrative committee. To preserve the tax-deferred status of the deferred compensation plan, the Internal Revenue Service requires that the available investment options be “deemed investments,” meaning that the participant has no ownership interest in the fund selected; however, the funds are used to measure the gains and losses attributed to the participant’s account over time. The Plan also allows the Company to make discretionary contributions at any time based on individual or overall Company performance, which may be subject to a different vesting schedule than elective deferrals, and provides that the Company will make up any 401(k) plan match that is not credited to the participant’s 401(k) account due to his or her participation in the Plan. The Company has established a trust to hold assets used by the Company to pay benefits under the Plan. The Company did not make any contributions to the Plan in 2015. Each Plan year’s deferral balance may have a separate distribution schedule determined by the Plan participant. Distributions are taxable as ordinary income when received. Plan participants may elect to receive a Plan year deferral balance at a specified future date while employed (scheduled in-service withdrawal) and/or at termination, as defined in the Plan.

We provide this benefit because the Compensation Committee wishes to permit our employees to defer the obligation to pay taxes on certain elements of the compensation that they are entitled to receive. The Plan permits them to do this while also receiving a market-based return on deferred amounts. We believe that provision of this benefit is important as a retention and recruitment tool as many, if not all of the companies with which we compete for executive talent, provide a similar plan to their senior employees. The following table sets forth information regarding executive contributions, earnings, and account balances for NEOs participating in the Plan in 2015.

Name	Executive Contributions in Last FY (1) ($)	Registrant Contributions in Last FY ($)	Aggregate Losses in Last FY (2) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE (3) ($)
Thomas L. Monahan III	1,072,414	—	(1,950,100)	—	12,869,580
Melody L. Jones	487,356	—	(77,160)	—	571,518
Richard S. Lindahl	489,374	—	(79,901)	—	856,970
Haniel J. Lynn (4)	202,500	—	(115,906)	—	1,526,906
Warren S. Thune (4)	444,122	—	(81,054)	—	2,178,841

(1)

Amounts reported in this column for Mr. Monahan, Ms. Jones, and Mr. Lindahl reflect elective deferrals of RSUs that vested in the year and were included in the Summary Compensation Table in the year the RSUs were granted and a portion of Mr. Lynn’s and Mr. Thune’s 2014 bonus that was paid in 2015. Dividend payments on vested RSUs are also included in this column, but are not reflected in the Summary Compensation Table. Amounts reported in this column for Mr. Lindahl and Mr. Thune reflect elective salary deferrals and are included in the Summary Compensation Table.

(2)	Amounts reported in this column reflect depreciation in the market value of the underlying stock and other investment holdings.
(3)

Amounts represent the vested balance at year end. The aggregate amount of executive contributions by Mr. Monahan is $11,664,443, by Ms. Jones is $642,289, by Mr. Lindahl is $869,447, by Mr. Lynn is $671,525, and by Mr. Thune is $1,225,780.

(4)	Mr. Lynn and Mr. Thune became NEOs in July 2014.

Employment Agreements and Potential Termination and Change in Control Payments

The Company has entered into a severance agreement with Mr. Monahan. The Company also sponsors several equity incentive compensation plans that provide the NEOs with additional compensation in connection with a termination of employment and/or change of control under certain circumstances. The information below describes certain compensation that would be paid under plans and contractual arrangements in effect at December 31, 2015 to each of the NEOs in the event of a termination of such executive’s employment with the Company and/or change of control of the Company as of that date.

The amounts shown below reflect the amount of compensation that would become payable to each of the NEOs under existing plans and arrangements if the NEOs’ employment had terminated and/or a change in control had occurred on December 31, 2015, given the NEOs’ compensation and service levels as of such date and, if applicable, based on the Company’s closing stock price on that date. These benefits are in addition to benefits available prior to the occurrence of any termination of employment, including benefits available generally to salaried employees. In addition to the benefits described below, upon any termination of employment, each of the NEOs would also be entitled to the amount shown in the Nonqualified Deferred Compensation table above.

The table below sets forth information regarding the estimated value of the potential payments to each of the NEOs, assuming the executive’s employment terminated on December 31, 2015, and that a change of control of the Company also occurred on that date.

	Before Change of Control		After Change of Control
Name/Benefit	Death/ Disability	Termination Without Cause	Termination For Good Reason	Termination other than for Cause or Voluntary Resignation
Thomas L. Monahan III
Termination payment (1)		$3,585,000	$3,585,000	$3,585,000
Vesting of RSUs (2)	$2,887,172	2,887,172	2,887,172	2,887,172
Vesting of PSAs (2)(4)	386,204	386,204	386,204	812,497
Health and welfare benefits		12,714	12,714	12,714

Melody L. Jones
Termination payment (1)		510,000	—	510,000
Vesting of RSUs (2)(3)	1,243,516	—	—	1,243,516
Vesting of PSAs (2)(4)	186,012	—	—	385,038
Health and welfare benefits		13,677	—	13,677

Richard S. Lindahl
Termination payment (1)		484,500	—	484,500
Vesting of RSUs (2)(3)	1,243,516	—	—	1,243,516
Vesting of PSAs (2)(4)	186,012	—	—	385,038
Health and welfare benefits		16,115	—	16,115

Haniel J. Lynn
Termination payment (1)		469,200	—	469,200
Vesting of RSUs (2)(3)	993,352	—	—	993,352
Vesting of PSAs (2)(4)	171,892	—	—	342,618
Health and welfare benefits		15,690	—	15,690

Warren S. Thune
Termination payment (1)		450,000	—	450,000
Vesting of RSUs (2)(3)	993,352	—	—	993,352
Vesting of PSAs (2)(4)	171,892	—	—	342,618
Health and welfare benefits		16,569	—	16,569

(1)

Amounts will also include a pro-rated cash bonus for the calendar year in which the termination occurs pursuant to the terms of the bonus plan, based on the number of days employed by the Company during that year.

(2)

Amounts calculated assuming that the market price per share of the underlying stock on the date of termination of employment was equal to the closing price of the Company’s common stock on December 31, 2015 ($61.39).

(3)

RSUs fully vest in the event of death or disability of the participant. If, within one year after a change in control of the Company, the participant incurs a termination of employment for any reason other than for cause or voluntary resignation, the RSUs shall be deemed to have become fully vested immediately prior to such termination of employment.

(4)

In the event of the death or disability of the participant, a pro-rated amount of PSAs will vest based upon the number of months the participant was employed during the performance period, subject to satisfaction of the applicable performance conditions. Amounts calculated assume that all performance conditions associated with the unearned PSAs have been met at the target levels. In the event of a change in control of the Company, unearned PSAs vest at the target levels (without regard to whether or not there is a termination of employment).

The actual amounts that would be paid upon a NEO’s termination of employment or in connection with a change in control can be determined only at the time of any such event. In addition, in connection with any actual termination of employment or change in control transaction, the Company may determine to enter into an agreement or to establish an arrangement providing additional benefits or amounts, or altering the terms of benefits described below, as the Compensation Committee determines appropriate. Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be higher or lower than reported below. Factors that could affect these amounts include the timing during the year of any such event, the Company’s stock price and the executive’s age.

Thomas L. Monahan III Severance Agreement

On February 3, 2012, the Company and Thomas L. Monahan III (“Executive”) entered into an Executive Severance Agreement (“Severance Agreement”). In connection with the Severance Agreement, the Company terminated the employment agreement entered into between the Company and the Executive on May 19, 2006 (“Employment Agreement”) and replaced it with the Severance Agreement.

The Severance Agreement provides that the Executive will be entitled to receive the following compensation and benefits if the Executive’s employment is terminated by the Company without “cause” (as such term is defined in the Severance Agreement) or by the Executive for “good reason” (as such term is defined in the Severance Agreement), subject to the Executive executing the Company’s standard release of claims:

•

A lump sum payment equal to 200% of the sum of (a) one year’s base salary of the Executive at the time of such termination plus (b) the Executive’s average annual incentive bonus actually paid by the Company for the two calendar years immediately preceding the year in which termination occurs;

•	Immediate vesting of all of the Executive’s outstanding equity awards (other than performance-based equity awards) and all deferred compensation;
•

Immediate vesting of a pro rata amount of the Executive’s performance-based equity awards based on actual performance from the commencement of the applicable performance period through the date of termination and the projected outcome at the conclusion of the applicable performance (or such higher level as may be provided under the applicable award agreement);

•	A pro rata annual incentive bonus payment for the year in which termination occurs based on actual performance; and
•	Welfare benefits for two years following the Executive’s termination at the same cost to the Executive as is charged to active employees.

The Severance Agreement provides that the Executive will be entitled to receive the following compensation and benefits if the Executive’s employment is terminated due to death or disability (as defined in the Severance Agreement):

•	A lump sum payment equal to the Executive’s prorated target annual incentive bonus for the year in which termination occurs; and
•	Vesting of all of the Executive’s outstanding equity awards as set forth above.

The Severance Agreement provides that in the event of a “change of control” (as such term is defined in the Severance Agreement), the Executive will be entitled to receive vesting of all of Executive’s outstanding equity awards as set forth above without regard to whether or not there is a termination of employment.

Unlike the Employment Agreement, the Severance Agreement does not provide for a gross-up payment if the Executive incurs an excise tax due to the application of Section 280G of the Internal Revenue Code of 1986. Rather, the amounts received by the Executive that are contingent upon a change in control will either be (a) reduced to the extent necessary to avoid the excise tax, or (b) paid in full, whichever is better for the Executive on an after-tax basis.

A non-competition agreement between the Company and Mr. Monahan provides that Mr. Monahan may not directly or indirectly compete with the Company for a period of three years after his termination of employment if he voluntarily resigns for any reason (including good reason) or is terminated by the Company for cause. In addition, if Mr. Monahan’s employment is terminated by the Company without cause, (i) he has agreed not to directly or indirectly compete with the Company for one year and (ii) the Company may require him not to compete for up to two additional one-year periods if the Company pays him 125% of his annual base salary at the time of termination for each additional one-year period. Mr. Monahan also agreed as part of his non-competition agreement with the Company not to disclose any of the Company’s confidential or proprietary information during the course of his employment or after termination of his employment for any reason and not to solicit the Company’s employees for a period of three years after the termination of his employment with the Company for any reason.

Equity Awards

In addition to severance and other benefits described above, each of the NEOs holds outstanding awards granted pursuant to the Company’s stock incentive plans, which awards are subject to the Company’s standard terms and conditions applicable to such awards (in the case of Mr. Monahan, his awards are also subject to the terms in his Severance Agreement). Except with respect to PSAs, these standard terms and conditions each provide for full vesting acceleration in the event of death or disability or in the event that within one year following a “change of control” the award holder’s employment with the Company is terminated for any reason other than “cause” or voluntary resignation. With respect to PSAs, the standard terms and conditions provide for prorated vesting in the event of death or disability based upon the number of months that the participant is employed during the performance period subject to satisfaction of the applicable performance condition and vesting at the target level upon a change in control.

For purposes of the standard terms and conditions:

•

the term “cause” means: the commission of an act of fraud or theft against the Company, conviction for any felony, conviction for any misdemeanor involving moral turpitude which might, in the Company’s opinion, cause embarrassment to the Company, significant violation of any material Company policy, willful non-performance of material duties that is not cured after notice from the Company, or violation of any material District of Columbia, state or federal laws, rules or regulations in connection with or during performance of his duties which, if curable, is not cured within thirty days after notice from the Company, and

•

the term “change of control” generally means: certain acquisitions by any person or group of 50% or more of the Company’s voting securities, any change over a twelve-month period in the composition of a majority of the Board, not including directors who are nominated or named by incumbent directors, approval by stockholders of a merger with a third party unless the Company’s stockholders hold at least 60% of the voting power of the securities of the resulting company, a sale of a majority of the Company’s assets to a third party, or a complete liquidation or dissolution of the Company.

PROPOSAL 3 — ADVISORY VOTE TO APPROVE

THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS

Our stockholders can vote to approve, on an annual advisory (non-binding) basis, the compensation of our NEOs as disclosed in this proxy statement in accordance with SEC rules.

As discussed in the Compensation Discussion and Analysis, the Company designs its compensation programs to maintain a performance and achievement-oriented environment throughout the Company. The goals of the Company’s executive compensation program are to:

•	Create stockholder value by aligning executive compensation to long-term Company performance;
•	Attract, retain, and motivate highly-qualified executives by offering market-competitive total compensation packages; and
•	Balance the focus on short- vs. longer-term performance objectives through an appropriate mix of annual incentive (cash bonus) and longer-term (equity participation) compensation.

Consistent with these goals, as also discussed in the Compensation Discussion and Analysis, the Compensation Committee has designed guiding principles focused on pay for performance, competitiveness of the Company’s compensation programs with the Company’s peer group, and cost-effective programs without expensive post-employment compensation and with few perquisites or other personal benefits.

We are asking our stockholders to indicate their support for our NEOs’ compensation as described in this proxy statement. This proposal, known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our NEOs’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this proxy statement. Accordingly, we will ask our stockholders to vote FOR the following resolution at the meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s proxy statement for the 2016 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and related notes and narrative contained in the proxy statement for CEB Inc.’s 2016 Annual Meeting of Stockholders.”

The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee, or the Board. Our Board and Compensation Committee value the opinions of our stockholders and will take into account the outcome of this vote in considering future compensation arrangements.

The Board of Directors Unanimously Recommends an Advisory Vote FOR the Approval of the Compensation of the Named Executive Officers as Disclosed in the Proxy Statement

Other Matters

Stockholder Proposals

Proposals of stockholders intended to be presented at the 2017 Annual Meeting of Stockholders must contain the information specified in our bylaws and must be received at our principal executive offices no later than January 2, 2017 to be eligible for consideration for inclusion in the proxy statement relating to that meeting. Such proposals must also comply with SEC Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Proposals should be addressed to the attention of the Company’s corporate secretary, at the Company’s principal executive offices, 1919 North Lynn Street, Arlington, VA 22209.

In addition, stockholder proposals submitted for consideration at the 2017 Annual Meeting of Stockholders but not submitted for inclusion in our 2017 proxy statement pursuant to Rule 14a-8 must be submitted to the Company at our principal executive offices and must contain the information specified in our bylaws. To be timely, a stockholder proposal made pursuant to the provisions of our bylaws (other than a proposal made pursuant to Rule 14a-8) must be delivered to the corporate secretary at the principal executive offices of the Company not less than 45 days nor more than 100 days prior to the first anniversary of the preceding year’s annual meeting, except that if the date of the annual meeting is advanced by more than 30 days or delayed (other than as a result of adjournment) by more than 60 days from the anniversary of the previous year’s annual meeting, then to be timely a stockholder’s notice must be delivered to the corporate secretary not later than the close of business on the tenth day following the day on which a public announcement with respect to such meeting is first made by the Company. In addition, any such stockholder’s notice must otherwise satisfy the requirements of our bylaws. If a stockholder making such a proposal does not also satisfy the requirements of SEC Rule 14a-4(c), the Company may exercise discretionary voting authority over proxies it solicits in determining how to vote on the proposal. For our 2017 Annual Meeting of Stockholders, unless we advance or delay the 2017 Annual Meeting by more than the number of days specified in the bylaws (in which case the alternative deadlines set forth in the bylaws and summarized above will apply), we must receive stockholder proposals submitted pursuant to the provisions of our bylaws no earlier than March 7, 2017 and no later than May 1, 2017. If a stockholder proposal submitted pursuant to the provisions of our bylaws is received before March 7, 2017 or after May 1, 2017 it will be considered untimely and we will not be required to present it at the 2017 Annual Meeting of Stockholders.

Procedures governing stockholder recommendations of director nominees are discussed separately under Consideration of Director Nominees.

Delivery of Documents to Stockholders Sharing an Address

If you are a beneficial owner, but not the record holder, of Company shares, your broker, bank, or other nominee may deliver only one copy of the Company’s proxy statement and annual report to multiple stockholders who share an address unless that nominee has received contrary instructions from one or more of the stockholders. The Company will deliver promptly, upon written or oral request, a separate copy of the Notice of Internet Availability of Proxy Materials to a stockholder at a shared address to which a single copy of the notice was delivered. A stockholder who wishes to receive a separate copy of the Notice of Internet Availability of Proxy Materials, now or in the future, should submit their request to the Company by telephone at 571-303-6956 or by submitting a written request to Corporate Secretary, 1919 North Lynn Street, Arlington, VA 22209. Beneficial owners sharing an address who are receiving multiple copies of the Notice of Internet Availability of Proxy Materials and wish to receive a single copy of such materials in the future will need to contact their broker, bank, or other nominee to request that only a single copy of each document be mailed to all stockholders at the shared address in the future.

Other Business

Our Board does not currently intend to bring any other business before the meeting, and is not aware of any other business to be brought before the meeting. If any other business is properly brought before the meeting, the proxies will be voted in accordance with the judgment of the proxy holders.

Whether or not you plan to attend the meeting, please promptly vote and submit your proxy over the Internet, by telephone, or (if you received paper copies of these materials) by completing, signing, dating, and promptly returning the accompanying proxy card in the enclosed postage-paid envelope.

CEB INC. PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

June 13, 2016

The undersigned hereby appoints Thomas L. Monahan III and Pamela J. Auerbach, or either of them, each with full power of substitution, to represent the undersigned at the Annual Meeting of Stockholders of CEB Inc., which will be held at CEB Inc.’s offices at 1919 North Lynn Street, Arlington, VA 22209, on June 13, 2016, at 10:00 a.m. local time, and at any adjournments or postponements thereof, and to vote the number of shares the undersigned would be entitled to vote if personally present at the meeting on the matters set forth on the reverse side of this proxy card.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF ALL NOMINEES TO THE BOARD OF DIRECTORS AND FOR PROPOSALS NUMBERED 2 AND 3.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF CEB INC. THIS PROXY WILL BE VOTED AS DIRECTED. IN THE ABSENCE OF DIRECTION, THIS PROXY WILL BE VOTED FOR THE NOMINEES FOR ELECTION AND FOR PROPOSALS 2 AND 3. IN THEIR DISCRETION, THE PROXY HOLDERS ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF TO THE EXTENT AUTHORIZED BY RULE 14a-4(c) PROMULGATED BY THE SECURITIES AND EXCHANGE COMMISSION AND BY APPLICABLE STATE LAWS (INCLUDING MATTERS THAT THE PROXY HOLDERS DO NOT KNOW, A REASONABLE TIME BEFORE THIS SOLICITATION, ARE TO BE PRESENTED).

(CONTINUED, AND TO BE MARKED, DATED AND SIGNED, ON THE OTHER SIDE)

PLEASE DATE, SIGN AND MAIL YOUR

PROXY CARD BACK AS SOON AS POSSIBLE!

ANNUAL MEETING OF STOCKHOLDERS

CEB INC.

June 13, 2016

		FOR	AGAINST	ABSTAIN
1. Election of Directors		☐	☐	☐

Nominees:	Thomas L. Monahan III	☐	☐	☐

	Gregor S. Bailar	☐	☐	☐

	Stephen M. Carter	☐	☐	☐

	Gordon J. Coburn	☐	☐	☐

	Kathleen A. Corbet	☐	☐	☐

	L. Kevin Cox	☐	☐	☐

	Daniel O. Leemon	☐	☐	☐

	Stacey S. Rauch	☐	☐	☐

	Jeffrey R. Tarr	☐	☐	☐

	FOR	AGAINST	ABSTAIN
2. Ratification of the Retention of Ernst & Young LLP as Independent Registered Public Accounting Firm for the Year Ended December 31, 2016	☐	☐	☐

	FOR	AGAINST	ABSTAIN
3. Advisory Vote to Approve the Compensation of Named Executive Officers	☐	☐	☐

Whether or not you plan to attend the meeting in person, you are urged to complete, date, sign, and promptly mail this proxy card in the enclosed return envelope so that your shares may be represented at the meeting.

Signature	Dated:	, 2016.

Signature (if held jointly)	Dated:	, 2016.

NOTE: Please sign exactly as your name(s) appear(s) on your stock certificate. If shares of stock stand of record in the names of two or more persons or in the name of husband and wife, whether as joint tenants or otherwise, both or all of such persons should sign the proxy card. If shares of stock are held of record by a corporation, the proxy card should be executed by the president or vice president and the corporate secretary or assistant secretary. Executors, administrators or other fiduciaries who execute the above proxy card for a stockholder should give their full title. Please date the proxy card.